      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998
                                                           REGISTRATION NO. 333-

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                               FRESH'N LITE, INC.
                     (Name of small business in its charter)

            TEXAS                                                                                   75-2337102
  (State or jurisdiction of                                 5812                                (I.R.S. Employer
incorporation or organization)     (Primary Standard Industrial Classification Code Number)    Identification No.)

                                CURTIS A. SWANSON
                             CHIEF FINANCIAL OFFICER
                                   1705 WHALEY
                              LONGVIEW, TEXAS 75605
                                 (903) 758-2811
                          (Name, address and telephone
                          number of agent for service)

                                   1705 WHALEY
                              LONGVIEW, TEXAS 75605
                                 (903) 758-2811
                          (Address and telephone number
                         of principal executive offices)

                      ------------------------------------

                                    COPY TO:
                                  TOM D. HARRIS
                              HAYNES AND BOONE, LLP
                           901 MAIN STREET, SUITE 3100
                            DALLAS, TEXAS 75202-3789
                                 (214) 651-5000

                      ------------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                             PROPOSED MAXIMUM         PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS              AMOUNT TO BE      OFFERING PRICE PER       AGGREGATE OFFERING      REGISTRATION
    OF SECURITIES TO BE REGISTERED         REGISTERED             SHARE                    PRICE                 FEE
--------------------------------------    ------------    ----------------------     ------------------   -----------------
Common Stock, par value $0.01
  per share (1) ......................       1,595,744           $ 3.76(3)               $ 5,999,997(4)      $           --
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
  per share (2) ......................         500,000           $ 4.43                  $ 2,215,000         $           --
---------------------------------------------------------------------------------------------------------------------------
                               Total:        2,095,744               --                  $ 8,214,997         $        2,423
===========================================================================================================================

(1) Represents 200% of the shares of Common Stock issuable upon the conversion of the $3,000,000 aggregate principal amount of 6% Convertible Debentures calculated based on the number of shares into which such Debentures could have been converted as of June 29, 1998.

(2) Represents 200% of the 250,000 shares of Common Stock reserved for issuance upon exercise of certain Common Stock Purchase Warrants as required under the terms of such Common Stock Purchase Warrants including, pursuant to Rule 416, an indeterminate number of shares issuable to prevent dilution resulting from stock splits, stock dividends or similar events or by reason of changes in the exercise price of Common Stock Purchase Warrants.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked prices reported by the OTC Bulletin Board on June 29, 1998.

(4) Pursuant to Rule 457(c), the proposed maximum aggregate offering price of all the securities being registered on this Registration Statement has been estimated for purposes of calculating the registration fee by multiplying the amount to be registered and the estimated proposed maximum offering price per share calculated as described in Note 3 above.

                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                               FRESH'N LITE, INC.

                              CROSS-REFERENCE SHEET

                              PURSUANT TO RULE 404

REGISTRATION STATEMENT
ITEM NUMBER AND CAPTION                                         PROSPECTUS CAPTION
----------------------------------------------------------      ------------------------------------------------------
1.    Front of the Registration Statement and Outside           Forepart of Registration Statement and Outside Back
      Front Cover Page of Prospectus                            Cover Page of Prospectus
2.    Inside Front and Outside Back Cover Pages of              Inside Front and Outside Back Cover of Prospectus
      Prospectus
3.    Summary Information and Risk Factors                      Risk Factors
4.    Use of Proceeds                                           Use of Proceeds
5.    Determination of Offering Price                           Outside Front Page; Plan of Distribution
6.    Dilution                                                  Not Applicable
7.    Selling Security Holders                                  Selling Shareholders
8.    Plan of Distribution                                      Outside Front Cover; Plan of Distribution
9.    Legal Proceedings                                         Legal Proceedings
10.   Directors, Executive Officers, Promoters and Control      Management
      Persons
11.   Security Ownership of Certain Beneficial Owners           Security Ownership of Certain Beneficial Owners and
      and Management                                            Management
12.   Description of Securities                                 Outside and Inside Cover of Prospectus; Description of
                                                                Securities
13.   Interest of Named Experts and Counsel                     Legal Matters; Experts
14.   Disclosure of Commission Position on                      Disclosure of Commission Position on Indemnification
      Indemnification for Securities Act Liabilities            for Securities Act Liabilities
15.   Organization Within Last Five Years                       Prospectus Summary
16.   Description of Business                                   Prospectus Summary; the Company, Business Strategy
17.   Management's Discussion and Analysis or Plan of           Management's Discussion and Analysis of Operations
      Operation
18.   Description of Property                                   Description of Property
19.   Certain Relationships and Related Transactions            Certain Relationships and Related Transactions
20.   Market for Common Equity and Related Stockholder          Outside Front Cover; Description of Securities
      Matters
21.   Executive Compensation                                    Executive Compensation
22.   Financial Statements                                      Financial Statements
23.   Changes in Disagreements with Accountants on              Management's Discussion and Analysis of Operations
      Accounting and Financial Disclosure


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   PRELIMINARY PROSPECTUS DATED JUNE 30, 1998
                              SUBJECT TO COMPLETION

                               FRESH'N LITE, INC.

                              RESALE OF SECURITIES
                        1,595,744 SHARES OF COMMON STOCK
             UNDERLYING 6% CONVERTIBLE SERIES A AND B DEBENTURES AND
            500,000 SHARES UNDERLYING COMMON STOCK PURCHASE WARRANTS
                            $.01 PAR VALUE PER SHARE

                      ------------------------------------

         This Prospectus relates to 2,095,744 shares of common stock, $.01 par value (the "Common Stock"), of Fresh'n Lite, Inc., a Texas corporation (the "Company"), which may be offered from time to time by certain entities including three investors (the "Investors" or "Investor Selling Shareholders") and a placement agent (the "Placement Selling Shareholder") (collectively, the "Selling Shareholders"), upon conversion of the outstanding principal amount of certain 6% Convertible Debentures (the "Debentures") and certain Common Stock Purchase Warrants (the "Warrants"). The shares of Common Stock registered hereunder are sometimes referred to as the "Common Stock" or the "Securities." See "Selling Shareholders" and "Plan of Distribution." All costs in connection with the registration of the Securities are being borne by the Company. The Company will not receive any of the proceeds from the sale of the Securities pursuant to this Prospectus.

         The Common Stock is quoted on the OTC Bulletin Board under the symbol "FLTT." The closing bid and asked price of the Common Stock on June 29, 1998 were $3.902 and $3.625, per share, respectively.

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                      ------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Shareholders' shares of Common Stock may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. To the extent required, the number of Securities to be sold, the respective purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in and accompanied by a Prospectus Supplement. See "Selling Shareholders" and "Plan of Distribution."

         Any agents, dealers or underwriters that participate with the Selling Shareholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits on the resale of the Selling Shareholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation Regulation M, any person engaged in a distribution of securities may not simultaneously engage in market-making activities with respect to such securities for a period beginning on the later of five business days, or such other period as may be required by Regulation M, prior to the determination of the offering price or such time that a person becomes engaged in the distribution and ending when the distribution is completed (for a selling security holder) or when any other person's participation has been distributed. In addition to, and without limiting the foregoing, each of the Selling Shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Securities by each of the Selling Shareholders or any such other person. All of the foregoing may affect the marketability of the Securities.

             The date of this Prospectus is __________ ____, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder, and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet Web-Site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits thereto, copies of which may be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, each such statement contained herein is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates herein by reference the following documents heretofore filed with the Commission: the Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1997; the Quarterly Report of the Company on Form 10-QSB for the quarterly period ended March 31, 1998 and the Current Report of the Company on Form 8-K dated May 29, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c),14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently-filed document which also is incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         The Company will provide, without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such written requests should be directed to the Secretary of the Company at 1705 Whaley, Longview, Texas 75605; (903) 758-2811.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus and any Prospectus Supplement may contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company (or its subsidiaries).

         Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company (or its subsidiaries), or its management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "project" and "anticipate" and similar expressions identify forward-looking statements.

                                  RISK FACTORS

         Investment in the Company's securities involves a high degree of risk. In addition to the other information in this Prospectus, the following Risk Factors should be considered carefully by prospective investors in evaluating the Company and its business before purchasing the shares.

NEWNESS OF COMPANY

         The Company was incorporated in May, 1990. Its founders opened their first restaurant in June of 1989. Currently, only four Company owned restaurants are operating. A restaurant was opened on October 31, 1995 near Six Flags in Arlington, Texas as a franchised restaurant owned by F'NL Investments, LLC which is owned by two of the Company's directors. The operators of that restaurant have elected to convert that restaurant to a pizza restaurant and to open the franchised restaurant in Arlington at a location yet to be determined. The Company has no significant presence in the markets it hopes to enter, and older, more established and higher-capitalized companies may develop concepts similar to the Company's and hence provide a greater competitive threat. Also, there is as yet no broad-based proven market for the Company's "Fresh'n Lite" or "Street Talk Cafe" business concepts. Investing in immature enterprises like the Company entails risks not often encountered in older, more established companies. Small, relatively new companies historically experience a relatively high rate of failure due to such factors as shortage of funds, shortage of competent personnel, competition from larger companies, and general economic conditions. There is no assurance that management's previous experience will enable it to successfully build the Company nor is there any assurance that the Company can raise sufficient capital to continue its expansion operations or further develop its concept.

NEED FOR ADDITIONAL CAPITAL AND ADDITIONAL FINANCING

         The Company's ability to generate operating and net income in the future will depend on the success of its operating restaurants. There can be no assurance that the Company will be profitable in the future. The Company anticipates that its expansion plans will require substantial additional capital that may be greater than can be funded from operations. In such a case, the Company will be required to raise additional capital through equity or debt financings. Such sources of financing, if available, may include bank financing, third-party equity investors, joint venture financing and similar arrangements. The Company typically borrows funds in connection with specific real estate transactions and does not have outstanding any revolving line of credit. The Company, however, has raised $2,670,000 in net proceeds from the private placement of the Debentures underlying this registration. The Company has no other current arrangement with respect to, or potential sources of, additional financing. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders.

LIMITED RESTAURANT BASE; DEPENDENCE UPON FOUR RESTAURANTS;
HIGH RESTAURANT FAILURE RATE

         All of the Company's revenues are presently derived from only four restaurants. There can be no assurance that any new restaurants will be opened or if opened will be successful or operate profitably. The lack of success or closing of any of the Company's existing restaurants, or the unsuccessful operation of any new restaurant, would have a material adverse effect upon the financial condition and results of operations of the Company.

RELIANCE ON KEY EMPLOYEES

         The Company relies heavily on the Chief Executive Officer, the President and the Chief Financial Officer for the operation of the Company's business. The Company could be adversely affected should any of these individuals become unable to operate in this capacity. See "Management--Business

Experience of Directors and Officers." The Company hopes to be able to internally train people or to attract sufficient personnel by offering appealing career opportunities and benefits, but there is no assurance that the Company will succeed. An inability to attract such personnel or the unavailability of these persons, whether as a result of labor shortages, death, disability, termination or otherwise, could have a substantial adverse effect on the Company's prospects and anticipated operations and, consequently, the value of the Common Stock. The Company currently holds $300,000 in "key man" life insurance on Stanley Swanson and $300,000 on Curtis Swanson. The Company may purchase key man life insurance on Henry Leonard as well. There can be no assurance that such insurance can be obtained. Other than this insurance, the Company does not anticipate that it will have any protection in the event that any of such persons or other key personnel become incapacitated, disabled or otherwise unable to serve. See "Management."

DEPENDENCE ON LOCAL ECONOMY; LACK OF GEOGRAPHIC DIVERSIFICATION

         The Company presently operates stores only in the Dallas/Fort Worth metropolitan area. Therefore, the Company's results will initially be tied to the economic strength of this area. Though the management believes that the economic outlook for Texas in general and this area in particular is reasonably favorable, there can be no assurance of this.

RISKS OF EXPANSION

         The Company intends to pursue a strategy for expansion which includes the opening of new Company owned restaurants and the development and implementation of a franchising program. The success of the Company's planned expansion will depend upon a number of factors not entirely within the Company's control, including among others, the cost and availability of suitable locations and the negotiation of acceptable leases, the ability to meet development and construction schedules, the securing of required governmental permits and other regulatory approvals, the hiring and training of management and other personnel, the terms and availability of financing and other general economic and business conditions. Any problems or delays encountered in any one of these areas can result in substantial increases in costs to the Company as well as delays in the opening of new restaurants. The Company has only four restaurants to date, and, accordingly, because of its lack of expertise, its cost and timing estimates may be inaccurate and additional unanticipated problems may arise. The Company's proposed expansion plans will also require the implementation of enhanced operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that the Company will effectively manage its expanding operations and anticipate all of the changing demands that its planned expansion will impose on its systems and controls. The Company's failure to upgrade management, operating and financial control systems or unexpected difficulties encountered during expansion could adversely affect the Company's business, financial condition and results of operations. Additionally, in light of the Company's limited number of restaurants, the failure of any one of its restaurants could have a disproportionate effect on the financial results of operations of the Company as a whole.

LACK OF MARKETING EXPERIENCE AND ACTIVITIES

         The Company has limited marketing experience and, to date, has engaged in limited marketing activities. The growth of the Company's current restaurants and the success of its new restaurants, if any, will depend, to a large extent, upon its marketing efforts which will require substantial expenditures by the Company. There can be no assurance that the Company will be able to obtain financing for its marketing activities on terms acceptable to the Company, or at all, in addition to the proceeds of this offering which have been allocated for advertising and promotion. There can be no assurance that the Company's marketing efforts will be successful, that its restaurants will achieve significant market acceptance or that the Company will have the necessary funds to conduct its marketing activities.

RISKS OF FRANCHISING

         The Company intends to develop and implement a franchising program. Such program may not be implemented until after the Company opens additional Company-owned restaurants. The success of a franchising program will depend on numerous factors, including, but not limited to, the Company's ability to comply with regulatory requirements and to attract and retain qualified franchisees (which in turn will depend upon the Company's ability to successfully market and promote the Company's restaurant concepts). Compliance with Federal and state franchise sales laws and state franchise relationship laws is costly and time consuming and there can be no assurance that the Company will not encounter difficulties or delays in this area. There can be no assurance that the Company will be successful in its efforts to expand through franchising or that future franchisees, if any, will be able to operate restaurants in a manner consistent with the Company's methods, standards and specifications.

GEOGRAPHIC CONCENTRATION; SEASONALITY

         The Company's existing restaurants are all located in the Dallas/Forth Worth metropolitan area and the Company currently plans to cluster its new restaurants within Texas and the southwestern states. Consequently, the Company's operating results may be affected by adverse economic, weather or other conditions in these regions that are beyond the Company's control. See "Management's Discussion and Analysis of Operations" and "Business." Moreover, adverse publicity, if any, regarding any Company restaurant could have a more severe impact on the Company's revenue than might be the case if the Company's restaurants were more broadly dispersed.

SITE LOCATIONS

         The choice of site location for each of the Company's restaurants is extremely important to the potential success of the particular establishment. The Company will be competing with a wide range of establishments in attempting to identify and secure desirable locations. Although the Company believes that it will be able to locate additional suitable sites, there can be no assurance that such sites will be available or viable or on economic terms acceptable to the Company.

DEVELOPMENT AND CONSTRUCTION DELAYS

         In connection with the development and construction of any new Company restaurant, a number of events over which the Company will have no control could occur that might materially adversely affect the costs and completion time of such projects. Such events include governmental regulatory approvals, shortages of or the inability to obtain labor and/or materials, inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and acts of God, availability and cost of needed debt or lease financing, and changes in Federal, state or local laws or regulations. In addition, the Company will also be dependent on unaffiliated third parties to complete the construction of its restaurants. Accordingly, there can be no assurance that the Company will be able to complete any restaurant in a timely manner or within its proposed budget.

NEED FOR ADDITIONAL PERSONNEL

         The Company's ability to successfully open and operate additional restaurants will depend upon the Company's hiring and retaining additional personnel who are experienced in the operation of casual dining restaurants, of which there can be no assurance. The Company's failure to hire additional experienced personnel will have a material adverse effect on the ability of the Company to open and successfully operate restaurants and to expand its operations thereafter.

INCREASES IN OPERATING AND FOOD COSTS; AVAILABILITY OF SUPPLIES

         Increases in the cost of fresh meats and fresh produce could have a direct and immediate effect on the Company's results of operations. A substantial portion of the Company's revenues and food costs are derived from the sale and purchase of fresh products. The cost of fresh products fluctuates from time to time depending on a variety of factors beyond the control of the Company, such as weather conditions and seasonal demand. Dependence on frequent deliveries of fresh products also subjects food service businesses to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect restaurant sales. Additional factors such as inflation, increased utility, labor and employee benefit costs and the availability of qualified management and hourly employees are beyond the Company's control and may in the future affect the restaurant industry in general and the Company's restaurants in particular.

SIGNIFICANT INDUSTRY COMPETITION; SPECIAL RESTAURANT INDUSTRY CONSIDERATIONS

         The restaurant industry is intensely competitive with respect to price, service, location and food quality. There are many competitors of the Company that are better established, have substantially greater financial, marketing and other resources, have been in existence for a substantially longer period of time and have greater name brand recognition. Further, the restaurant industry is significantly affected by many external factors, including changes in the national economy or in regional or local economies, changes in the demographics of areas in which restaurants are situated, changes in consumer preferences and demands, and increases in the number and density of restaurants in a particular locale. Factors such as inflation and food costs may also affect the restaurant industry. There can be no assurance that the Company will be able to successfully compete in the restaurant industry.

INSURANCE COVERAGE AND POSSIBLE CLAIMS

         The Company does not carry workers' compensation insurance. The Company has attempted to comply with Texas law to give proper notice to its employees and to the Texas Labor Board about its failure to provide such insurance. Failure to provide such insurance could subject the Company to additional risks because injuries to employees have no limitation on damages and certain common law defenses are not available to the Company. The Company has, however, obtained an occupational accident plan for injuries to its employees. This plan is adopted under the Employee Retirement Income Security Act ("ERISA" ) and is provided by Clarendon America Insurance Company with a combined single limit of $500,000 to cover accidental death, medical benefits, legal costs and a portion of lost wages for two years. There is a $1,000 deductible for each claim. There is no assurance that this policy will cover a major employee claim for injury or death. The Company also carries fire insurance, casualty insurance, burglary insurance and general liability insurance with such limits and deductibles as management deems prudent giving due consideration to the cost of such insurance. Companies in the food services industry are from time to time the subject of complaints, claims, litigation from customers alleging illness or injury or otherwise relating to food quality, health or other operational complaints. Adverse publicity resulting from such allegations may materially and adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. Further, activities of the Company's franchisees, if any, over which the Company will have no control could expose the Company to litigation. There can be no assurance that the Company's liability insurance coverage is adequate or maintainable by the Company on acceptable terms or that the Company will be able to increase coverage, on acceptable terms, as new restaurants are opened and additional insurance is warranted. A partially or completely uninsured successful claim against the Company or a franchisee could have a material adverse effect on the Company's business and operations.

NO DIVIDENDS WITH RESPECT TO COMMON STOCK

         The Company has not paid or declared any cash dividends with respect to its Common Stock, nor does it anticipate any such payments or declarations in the foreseeable future. Any future dividends will be declared at the discretion of the Board of Directors of the Company and will depend, among other things, on the Company's earnings, if any, its financial requirements for future operations and growth and such other factors as the Company may then deem appropriate. Prospective investors should not rely on the receipt of dividends in the near future or at any time in the future when evaluating the merits of an investment in the Common Stock.

NO PREEMPTIVE RIGHTS

         The shares offered in this Offering have no preemptive rights for shareholders to subsequently acquire unissued or treasury shares when additional shares are sold to subsequent shareholders. Therefore, each shareholder's percentage share of the Company will decrease when the Company sells additional shares to subsequent shareholders.

NO CUMULATIVE VOTING

         Neither the Company's Articles of Incorporation nor its Bylaws provide cumulative voting rights. Therefore, the present holders of more than 50% of the shares voting for election of directors can elect all of the directors if they choose to do so, and in such event, the other shareholders holding less than 50% will not be able to elect any person or persons to the Board of Directors of the Company.

POTENTIAL ADVERSE EFFECT OF SALE OF SHARES OF
COMMON STOCK OFFERED BY SELLING SHAREHOLDERS

         The Company currently has 6,356,852 shares outstanding. The Selling Shareholders may sell all of their shares registered pursuant to this registration. The sale, or availability for sale, of substantial amounts of shares of Common Stock pursuant to this Offering could materially adversely affect the market price of the Securities and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

         For the term of the Debentures and Warrants issued by the Company, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of the other shareholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such Debentures and Warrants. The holders of the Warrants and the Debentures may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such Warrants and Debentures.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market following this Offering, or the market perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Securities offered hereby will be freely tradable by persons who are not "affiliates" of the Company without restriction under the Securities Act. In Addition, pursuant to Rule 144 under the Securities Act, upon completion of this Offering, additional shares of Common Stock will be deemed "restricted securities" that may be resold to the extent permitted under Rule 144 and Rule 701 of the Securities Act or under any exemption under the Securities Act.

GOVERNMENT REGULATION

         The Company is subject to various Federal, state and local laws affecting its business. Each of the Company's restaurants will be subject to licensing regulation by numerous governmental authorities, which may include alcohol beverage control, building, health and safety, and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failure to obtain the necessary licenses or approvals could delay or prevent the development of a new restaurant in an area.

The Company is also subject to federal and state laws and regulations governing employer-employee relations, including those related to minimum wage requirements, overtime, working and safety conditions and immigrant status. Any difficulties or failures in obtaining required licenses or approvals could delay or prevent the opening of a new restaurant. The failure to obtain or retain food or other licenses or increases in the minimum wage rate, employee benefits (including costs associated with the mandated health insurance coverage) or other costs relating to employees could have an adverse effect on the Company's business. The Company also will be subject to compliance with federal and state franchise sales law and state franchise relationship laws to the extent it develops and implements a franchising program. Compliance with such franchise laws can be time consuming and costly and the Company's inability to comply with existing or future franchise laws may have a material adverse effect on the Company's business and prospects. The Company may become subject to government labeling and other requirements which would require disclosure of fat, sodium and other items in the Company's food, and in complying with these requirements, the Company may incur additional expense.

         Alcoholic beverage control regulations in each state require that the Company's restaurants apply to the specific state authority and, in certain locations, county and municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, an alcoholic beverage license must be renewed annually and may be revoked or suspended for cause at any time. Alcohol beverage control regulations relate to numerous aspects of the daily operations of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The failure of a restaurant to obtain or retain a liquor or food service license would adversely affect the particular restaurant's operations.

         Restaurants in most states are subject to "dram shop" laws and legislation, which imposes liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. The Company maintains liquor liability insurance as part of its existing comprehensive general liability insurance, which it believes to be adequate to protect against such liability, although there can be no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to continue to maintain such insurance coverage at reasonable costs or at all. The imposition of a judgment substantially in excess of the Company's insurance coverage would have a material adverse effect on the Company. In the event that such insurance coverage were to become unavailable in the future, it could materially and adversely affect the Company.

                                   THE COMPANY

                  The Company currently operates three full-service restaurants located in the Texas cities of Dallas, The Colony and Valley Ranch (Irving) under the name "Fresh'n Lite Cafe & Grill." The Company also operates a full-service cafe and grill in Richardson, Texas, under the name "Street Talk Cafe."

         The Company's restaurants offer low-fat and non-fat meals and food items, including a wide selection of sandwiches, salads, pizzas, steaks, seafood, Tex-Mex and other food items and desserts that appeal to health-conscious customers. The Company believes that its restaurants' offerings do not sacrifice taste and represent a health-conscious alternative to traditional restaurant fare.

         The majority of the Company's food items are prepared to order using fresh meats, cheeses, and vegetables. While the restaurants offer full-service casual dining, the menus are designed to permit quick food preparation. The restaurants offer drive-thru and take-out service.

         The Company intends to focus on the Street Talk Cafe concept and may convert some or all of the Fresh'n Lite Cafe & Grill restaurants to the Street Talk Cafe format. The differences between the Street Talk Cafe concept and the Fresh'n Lite Cafe & Grill concept primarily relate to the restaurant's design and decor. In the Company's Street Talk Cafe restaurant, the dining area is divided into separate areas identified by decor and signage that represents Wall Street, a sports memorabilia shop, an antique store, a country general store, a farmer's market and a sidewalk cafe. Dividing the dining area into smaller units is intended to promote a more private dining atmosphere for the Company's customers. The Company believes that its customers will perceive the Street Talk Cafe concept as offering a quieter, less-bustling dining experience than is offered in an undivided dining area. The Company also believes that the Street Talk Cafe decor is distinctive from competing restaurants and is aesthetically attractive.

         The Company believes that its menu offerings are competitive in price relative to other casual dining restaurants that do not emphasize low-fat and non-fat food items. The Company believes that many consumers will perceive that the Company's restaurants offer high-quality food selections that can be part of a healthy eating regimen for the same price as food selections offered by competitors that would be less appropriate as part of a healthy eating regimen.

         The Company's primary supplier of goods is Consolidated Companies, Inc. ("Conco"). As of February 17, 1995, Conco entered into a five-year primary distribution agreement with the Company (the "Primary Distribution Agreement"), pursuant to which Conco has agreed to provide 90% of the products that are required by the Company and that Conco can provide. The Company currently purchases approximately 90% of its inventory from Conco. The Company purchases items from Conco, as-needed, on a net-30 day basis. The Company is current in its account with Conco. The Company also has accounts with other suppliers to ensure product availability in the event that Conco is unable to meet the Company's needs in the future. In connection with entering into the Primary Distribution Agreement, Conco purchased 133,332 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in March, 1995, for $199,999.

         The Company utilizes point of sale computer systems at all of the Company's restaurants. This system allows the Company to monitor the restaurants on a daily basis via computer modems and tracking software. These systems assist the Company in maintaining control of inventory, supplies and labor costs.

         Recently the Company issued in a private placement to the Investors, two tranches of the Debentures raising $3,000,000 in gross proceeds ($2,670,000 in net proceeds). The Company intends to use the proceeds of the issuance to pursue the Company's business strategy. See "Business Strategy" and "Management's Discussion and Analysis of Operations."

COMPANY HISTORY

         The Company is a Texas corporation. The Company originally was incorporated as a Delaware corporation on May 9, 1990, under the name "Bosko's, Inc." On November 9, 1992, the Bosko's, Inc. name was changed to "Fresh'n Lite, Inc."

         In October 1995, the Delaware corporation merged into its wholly-owned subsidiary, F'NL, Inc., a Texas corporation. F'NL, Inc. was the surviving corporation in the merger. F'NL, Inc. then changed its name to "Fresh'n Lite, Inc." The purpose of the merger was to convert the Delaware corporation into a Texas corporation.

         The Company was formed in connection with the creation of a restaurant in Marshall, Texas, which was named "Bosko's 3 N 1 D-Lite." In the past, the Company has operated restaurants in the Texas cities of Marshall, Tyler, Longview, Nacogdoches and Texarkana. Each of these restaurants has been closed or sold as the Company has developed its restaurant concept and as the Company has focused on middle class urban markets in the Dallas/Forth Worth metropolitan area.


                                BUSINESS STRATEGY

         The Company offers high-quality food products that appeal to health-conscious consumers. The Company's restaurants offer reasonably-priced items in a comfortable and attractive atmosphere at reasonable prices. The Company currently focuses on middle-class urban markets in the Dallas/Fort Worth metropolitan area. The Company's restaurants offer a wide selection of sandwiches, salads, pizzas, steaks, seafood, Tex-Mex and other food items and desserts.

         The Company's restaurants are designed to offer full service to the casual diner with food preparation time comparable to fast-food restaurants. This allows rapid turnover of lunch-time crowds. The Company's restaurants offer drive-thru or take-out service.

         The Company currently intends to concentrate its expansion efforts in the Dallas/Fort Worth metropolitan area. The Company believes that this area can support up to 20 additional Street Talk Cafe restaurants. The Company's strategy is to grow through: identifying appropriate target markets within the Dallas/Fort Worth metropolitan area and constructing new Street Talk Cafe restaurants in such markets. The Company also may consider expanding through franchising.

         Currently, the Company has not entered into any leases for additional locations for Street Talk Cafe restaurants. The Company's expansion plans are subject to the following: (1) identification of appropriate locations, (2) the successful negotiation of ground or building leases on acceptable terms, (3) the availability of capital or other financing for the construction of new restaurants, (4) the availability of full-time and part-time employees, and (5) economic and competitive conditions. The Company intends to pursue a plan for a 10 store build-to-suit package at $1 million per store with a developer that will build the stores and lease them back to the Company. Under any such plan the Company would find the land and provide all fixtures, signage and build-outs for the restaurants. No assurances can be given that the Company will be able to implement successfully its expansion strategy.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

OVERVIEW

         The Company was organized in June of 1990 as Bosko's, Inc. under the laws of the State of Delaware. In November of 1992 the Company changed its name to Fresh'n Lite, Inc. and in November of 1995 merged into a Texas corporation also bearing the name Fresh'n Lite, Inc.. The Company currently owns and operates 3 Fresh'n Lite Cafe & Grill restaurants, in Dallas, Irving (Valley Ranch), and The Colony, Texas. The Company also operates one Street Talk Cafe restaurant which opened May 9, 1998 in Richardson, Texas. The Company intends to expand by opening additional Street Talk Cafe restaurants on a Company owned basis in the Dallas/Ft Worth metropolitan area.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1997

         Operating revenues for 1996 were $2,602,533, with a gross profit of $1,862,111 (71.5%), and operating income of $282,327, before adding royalty revenues of $34,744, which increased operating income to $317,101.

         Operating revenues for 1997 were $3,106,144 a 19.4% increase from 1996, with a gross profit of $2,215,200 (71.4 %), and operating income of $166,862 which included a one time charge of $169,075 for the accelerated amortization of start up costs associated with the closing of the Nacogdoches, Texarkana, and Longview facilities. Prior to this charge operating income was $335,937. The Company discontinued its franchise operation in early 1996 therefore no royalty revenues or franchise fees are reflected in the 1997 numbers. The 19.4% increase in revenues over 1996 is attributed to the opening of the Irving (Valley Ranch), and The Colony, Texas facilities.

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1997

         For the thirteen weeks ending March 31, 1998 the Company generated revenues of $798,219 compared to revenues in the same period 1997 of $712,352, a 12.1% gain, a profit of $215,435 compared to a net operating loss of $174,558 in the first quarter of 1997. The difference in profitability from 1997 to 1998 is attributed to the following factors; (1) in the first quarter of 1997 the Company accelerated the amortization of costs in the amount of $169,075 associated with the closing of the Nacogdoches and Texarkana, Texas facilities;
(2) in the first quarter of 1997 the Company had a one time charge of $50,000 for professional fees associated with the Company's filing to trade on the OTC Bulletin Board; (3) in the first quarter of 1998 the Company realized a one time gain of $111,593 on the sale of the Nacogdoches, Texas facility; and (4) in the first quarter of 1998 the company realized rental income of $28,086 on a temporary lease of the Texarkana facility.

LIQUIDITY AND CAPITAL RESOURCES

         Historically the Company has required capital to fund the operations and capital expenditure requirements of its Company-owned restaurants.

         From January 4, 1995 through December 12, 1997 the Company received proceeds in the amount of $2,219,500 from intra-state offerings of the Company's securities. Approximately $287,600 of the proceeds from the offerings were used to cover offering related costs, including underwriting discounts and commissions. See "Recent Sales of Unregistered Securities." The remaining proceeds were used for the development of additional restaurants, the acquisition of the Company's corporate headquarters, and general corporate purposes. The Company's corporate headquarters were purchased for $1,250,000 which was the appraised value of the facility. See "Certain Relationships and Related Transactions."

         The Company met fiscal 1997 capital requirements with cash generated by operations, the proceeds from the 1997 intra-state offering, and borrowing on notes payable. In fiscal 1997 the Company's operations generated approximately $644,352 in cash, as compared to $551,804 in fiscal 1996 and $461,811 in fiscal 1995. The Company's restaurant operations are labor intensive and do not have significant receivables or inventory. The Company receives trade credit based upon negotiated terms in purchasing food and supplies and ordinarily operates with a relatively small level of working capital.

         The Company's principal capital requirements are the funding of new restaurant development or acquisitions and remodeling of existing units. During fiscal 1997, the Company constructed and opened one unit in The Colony, Texas and began construction of a second unit in Richardson, Texas, and purchased its corporate headquarters. The total capital outlay for the year was $2,288,392. Opening additional Company-owned restaurants is a key component of the Company's expansion plans.

         In March of 1997 the Company was able to refinance it's existing debt with East Texas National Bank in Marshall, Texas in order to extend the due dates from 1997 to March of the year 2000. The refinancing was done on a renewal basis as the notes came due under the same terms and conditions as the predecessor notes.

         On May 29,1998, the Company issued $1,500,000 of the A Debentures to the Investors. The private placement yielded $1,335,000 in net proceeds to the Company (after deduction for the payment of the placement agent's fees and fees of counsel for the Investors). In connection with the private placement, the Company also issued to the Investors Warrants to purchase up to an aggregate of 75,000 shares of the Company's Common Stock. The Company issued to the placement agent a Warrant to purchase up to 50,000 shares of the Company's Common Stock. The exercise price for the Warrants is $4.43, which is equal to 110% of the average closing bid prices of the Company's Common Stock for the five trading days immediately preceding May 29, 1998.

         The A Debentures can be converted into shares of the Company's Common Stock. The number of shares of Common Stock to be issued upon any such conversion will be determined based upon the lesser of (a) $4.00 per share (the closing bid price of the Common Stock on May 28, 1998), or (b) the average closing bid prices of the Company's Common Stock for the five trading day period ending on the trading day immediately preceding the date on which such A Debenture is converted, multiplied by a discount ranging from 25% to 17.5%. The Company granted to the Investors certain registration rights with respect to the shares of Common Stock underlying the A Debentures and the Warrants.

         On June 30, 1998, the Company issued $1,500,000 of the B Debentures to two of the Investors. The private placement yielded $1,335,000 in net proceeds to the Company (after deduction for the payment of the placement agent's fees and fees of counsel for two of the Investors). In connection with the private placement, the Company also issued to two of the Investors, Warrants to purchase up to an aggregate of 75,000 shares of the Company's Common Stock. The Company issued to the placement agent a Warrant to purchase up to 50,000 shares of the Company's Common Stock. The exercise price for the Warrants is $4.43, which is equal to 110% of the average closing bid prices of the Company's Common Stock for the five trading days immediately preceding May 29, 1998.

         The B Debentures can be converted into shares of the Company's Common Stock. The number of shares of Common Stock to be issued upon any such conversion will be determined based upon the lesser of (a) $4.00 per share (the closing bid price of the Common Stock on May 28, 1998), or (b) the average closing bid prices of the Company's Common Stock for the five trading day period ending on the trading day immediately preceding the date on which such B Debenture is converted, multiplied by a discount ranging from 25% to 17.5%. The Company granted to two of the Investors certain registration rights with respect to the shares of Common Stock underlying the B Debentures and the Warrants.

         The Debentures were sold in an exempt private placement pursuant to
Section 4(2) of the Securities Act.

         Additionally, the Company's management has determined that in order to reduce the amount of intangible assets on its balance sheet the amortization of capitalized franchise costs will be accelerated from a 60 month schedule which is reflected in the 1997 financial statements to a 24- month schedule with the balance of $57,333 to be expensed in 1998. The net difference between the two methods will result in an additional expense of $38,222 in 1998.

YEAR 2000 DISCLOSURE

         The Company uses current versions of widely used, publicly available software for its accounting, data processing, and point of sale computer requirements. The providers of the software utilized by the Company have stated that there will be no failures in the programs used by the Company resulting from the year 2000. The Company does not utilize any customized software. The Company has not yet determined the impact, if any, that year 2000 issued may have on its vendors. However, the Company believes there are adequate alternative vendors that can supply products and services to the Company if necessary. Finally, the Company's business is not highly dependent upon electronic data processing. In conclusion, the Company does not believe it is at a material risk from year 2000 issues.


                             DESCRIPTION OF PROPERTY

RESTAURANT LOCATIONS

         The following table provides information with respect to each of the Company's restaurant properties. The Dallas, Irving, The Colony, Texarkana, Longview and Richardson buildings are owned, with a lease on the land. The Company's current plan is to secure a 20-year lease with an option to purchase on any land to be used for an additional restaurant.


LOCATION                                     SQUARE FEET     LEASE EXPIRATION DATE
----------------------------------------    --------------   ---------------------
Dallas, Texas ..........................     4,500 sq. ft.     February 21, 2015
Irving (Valley Ranch), Texas ...........     4,700 sq. ft.     November 15, 2016
The Colony, Texas ......................     4,700 sq. ft.     October 15, 2017
Texarkana, Texas .......................     3,308 sq. ft.     February 1, 2014
Longview, Texas ........................     3,500 sq. ft.     January 6, 2012
Richardson, Texas ......................     4,700 sq. ft.     December 15, 2017

         The Company no longer operates restaurants in the Texarkana and Longview locations. The Company's lease on the Longview land included an option to purchase the property which expired in 1997. In connection with the Company's proposed sale of the building on the Longview property, the Company solicited and received an extension of the purchase option through December 15, 1998. The Company currently intends to exercise the purchase option and simultaneously sell the land and the Company's building to a single purchaser. The Company has entered into a written agreement for this sale and the transaction is expected to close during the third quarter of 1998. In addition, the Company is negotiating with potential purchasers of the Texarkana location and expects that the Texarkana building will be sold and the Texarkana ground lease will be assumed by the end of 1998.

         The Company currently plans to convert the Dallas restaurant from the Fresh'n Lite Grill and Cafe concept to the Street Talk Cafe concept. The anticipated cost of this conversion is approximately $200,000.

HEADQUARTERS LOCATION

         The Company owns a building located at 1705 Whaley, Longview, Texas. The Company utilizes approximately 5,000 sq. ft. of the building for its administrative operations. The Company leases the remainder (approximately 15,000 sq. ft.) to another company. The Company purchased the headquarters land and building in December 1997 from a company that is partially owned by Messrs. Stanley L.

Swanson and Curtis A. Swanson, both directors and officers of the Company. See "Certain Relationships and Related Transactions."


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of June 19, 1998 by (i) each person of record known to the Company who beneficially owns 5% or more of the outstanding Common Stock, (ii) the named executive officers of the Company, (iii) each director of the Company, and (iv) all directors and executive officers as a group.

                                                         AMOUNT AND NATURE      PERCENT OF
              NAME AND ADDRESS OF OWNER                    OF OWNERSHIP           CLASS
-----------------------------------------------------    -----------------      ----------
Stanley L. & Carole Swanson
     1705 E. Whaley
     Longview, Texas 76505 ..........................       1,303,921(1)          19.4%
Curtis A. & Kim Swanson
     1705 E. Whaley
     Longview, Texas 75605 ..........................         607,000(2)           8.9%
Edward Dmytryk ......................................          20,000                 *
Henry Leonard .......................................          25,000                 *
Robert Lilly ........................................          53,572(3)              *
All directors and executive officers as a
  group (5 persons) .................................       2,009,493             30.4%

     *   Less than 1%.

     (1) Includes 100,000 shares that are not outstanding, but are issuable upon exercise of options held by Stanley L. Swanson that are currently exercisable.

     (2) Includes 200,000 shares that are not outstanding, but are issuable upon exercise of options held by Curtis A. Swanson that are currently exercisable.

     (3) Includes an aggregate of 53,572 shares that are not outstanding, but are issuable upon exercise of two options held by Robert Lilly ("Mr. Lilly) that are currently exercisable.

                                   MANAGEMENT

         The directors and executive officers of the Company are set forth below.

                                                                                                     IN OFFICE
NAME                                           AGE                    POSITION                         SINCE
------------------------------------------    -----   --------------------------------------------   ---------
Stanley L. Swanson .......................     53     Chief Executive Officer, Chairman of the         1990
                                                        Board of Directors, and President
Curtis A. Swanson ........................     30     Director, Treasurer, Chief Financial Officer     1990
Jean Hedges ..............................     38     Controller                                       1993
Carole A. Swanson ........................     55     Secretary                                        1990
Edward Dmytryk ...........................     50     Director                                         1992
Robert (Bob) Lilly .......................     57     Director                                         1995
Henry Leonard ............................     49     Director, President and Chief Operating          1997
                                                        Officer

         All directors hold office until the next annual meeting of the shareholders of the Company, and until their successors are elected and qualified. Officers hold office until the first meeting of the Board of Directors following the annual meeting of shareholders, subject to earlier removal by the Board of Directors.

         Family relationships among officers and directors: Stanley L. Swanson ("Mr. Stan Swanson") and Carole A. Swanson ("Ms. Carole Swanson") are husband and wife. Curtis A. Swanson ("Mr. Curtis Swanson") is the son of Mr. Stan and Ms. Carole Swanson.

BUSINESS EXPERIENCE OF DIRECTORS & OFFICERS

         Stanley L. Swanson, a founder of the Company, has served as President, Chief Executive Officer, and Chairman of the Board since its inception in May, 1990.

         Curtis A. Swanson has been Chief Financial Officer, Executive Vice President, and Treasurer of the Company since its inception in May, 1990.

         Jean M. Hedges ("Ms. Hedges") has been Corporate Controller for the Company since September 1993. Ms. Hedges has had extensive CPA firm experience and brings a 10-year record as a controller and business manager to the Company. Prior to her employment with the Company, Ms. Hedges was the controller of Stainback Casting, a manufacturer based out of Tyler, Texas, from 1992 to 1993.

         Carole A. Swanson, a co-founder of Fresh'n Lite, Inc., has served as Secretary of the Company since its inception in May, 1990.

         Edward C. Dmytryk ("Mr. Dmytryk") has been a director of the Company since 1992. Mr. Dmytryk is currently the chief executive officer and principal owner of Benchmark, Inc., a metal fabricating company located in Fort Worth, Texas. From 1988 until January, 1995, Mr. Dmytryk was the chief operating officer for Bollinger Industries International, located in Irving, Texas.

         Henry Leonard ("Mr. Leonard") has been President and Chief Operating Officer of the Company since December 1997. Prior to joining the Company in 1997, Mr. Leonard was President of Casa Ole' ALM, L.L.C., a franchise market partner joint venture with Casa Ole' Restaurants, Inc. From 1995 to 1996, Mr. Leonard was Director of New Concept Development for Papa Gino's of American, Inc. From 1974 to 1994, Mr. Leonard served in a variety of posts for Pizza Systems / Summit Concepts (d.b.a Mazzio's and Ken's Pizza) including President and Chief Operating Officer.

         Robert (Bob) Lilly has been a director of the Company since March, 1995. Mr. Lilly is currently the owner of Professional Imaging & Promotions, Inc., a photography and graphics imaging company located in Graham, Texas.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain compensation information regarding the Company's Chief Executive Officer. No officer of the Company received compensation during the most recent fiscal year in an amount exceeding $100,000.

SUMMARY COMPENSATION TABLE

                                                                         ANNUAL                 LONG TERM
                                                                      COMPENSATION             COMPENSATION
                                                                      ------------        ---------------------
                                                                                          SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                            FISCAL YEAR       SALARY              OPTIONS/SARS(#)
----------------------------------------------------   -----------    ------------        ---------------------
Mr. Stan Swanson, Chief Executive Officer ..........       1997          $24,700                 100,000
                                                           1996          $24,700                   -0-
                                                           1995          $24,700                   -0-


OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                  ----------------------------------------------------------------------
                                   NUMBER OF        % OF TOTAL
                                   SECURITIES      OPTIONS/SARS
                                   UNDERLYING       GRANTED TO
                                  OPTIONS/SARS     EMPLOYEES IN    EXERCISE OR BASE
           NAME                   GRANTED (#)       FISCAL YEAR      PRICE ($/SH)       EXPIRATION DATE
---------------------------       ------------     ------------    ----------------    -----------------
Mr. Stan Swanson ..........         100,000            18.4%             $2.50         December 31, 2001


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

                                                                         NUMBER OF           VALUE OF
                                                                         SECURITIES         UNEXERCISED
                                                                         UNDERLYING         IN-THE-MONEY
                                                                         UNEXERCISED       OPTIONS/SARS AT
                                                                       OPTIONS/SARS AT        FY-END ($)
                              SHARES ACQUIRED            VALUE            FY-END (#)         EXERCISABLE
           NAME               ON EXERCISE (#)         REALIZED ($)       EXERCISABLE
--------------------------   -----------------       --------------   -----------------   ------------------
Mr. Stan Swanson..........          -0-                   -0-               100,000           $50,000(1)

(1) Calculated based on a December 31, 1997, fair market value of $3.00 per share, less the exercise price of $2.50 per share.


POTENTIAL EMPLOYMENT AGREEMENT

         Upon the hiring of Mr. Leonard as President and Chief Operating Officer of the Company, the Company began negotiating an employment agreement with Mr. Leonard. The Company is currently in the process of finalizing a five-year employment agreement with Mr. Leonard. Mr. Leonard is to receive 25,000 shares of Common Stock as a signing bonus. The employment agreement provides Mr. Leonard with an annual salary of $75,000 per year with $25,000 a year increases for the five-year term of the employment agreement. The employment agreement also provides, as part of Mr. Leonard's base compensation, an option to purchase 250,000 shares of Common Stock exercisable over a five-year period in increments of 50,000 per year with the first exercise date set at December 15, 1998. Finally, pursuant to the employment agreement, Mr. Leonard may receive additional incentive compensation based on the Company's achievement of projected net cash flow. The incentive would allow Mr. Leonard to purchase 20,000 shares of Common Stock per year and up to a 50% cash bonus as a percent of his base salary each year. The employment agreement also provides other typical employment benefits and a two-year non-compete restriction upon termination.

DIRECTOR COMPENSATION

         No remuneration is paid to the Board of Directors for their service in that office, except that Mr. Lilly is paid $500 for each meeting, plus expenses, and he has been granted an option to acquire 50,000 shares. However, in the future the directors may receive a nominal director's fee for their attendance at meetings of the Company's Board of Directors, and reimbursement for actual expenses incurred in attending such meetings.

         On December 1, 1995, the Company entered into an agreement with a director, Mr. Lilly, whereby Mr. Lilly receives $1,500 plus the grant of an option to acquire Common Stock of the Company at not less than 100% of the fair market value as of the grant date, for each promotional appearance made by Mr. Lilly on behalf of the Company. This agreement superseded a previous agreement between Mr. Lilly and the Company through which Mr. Lilly acquired options to purchase 3,752 shares of Common Stock at $.10 per share.

         Pursuant to the superseded agreement, Mr. Lilly was granted an option to acquire stock at $.10 per share in a manner so that the difference between the price of $.10 per share and the fair market value of the stock at the time of the issuance of the grant multiplied by the number of shares equaled $2,500 for each day of promotional appearances that Mr. Lilly made before December 1, 1995 on behalf of the Company. Options covering 3,572 shares were granted for personal appearances made by Mr. Lilly on behalf of the Company before December 1, 1995.

STOCK OPTION PLAN

         On March 1, 1997, the Board of Directors of the Company adopted the Plan pursuant to which 300,000 shares of the Company's stock have been set aside for the purpose of the granting of incentive stock options to directors and key employees of the Company. The purchase price of the stock purchased pursuant to the exercise of such an option is required to be not less than 100% of the fair market value of the stock on the date of the grant of the option. The Plan was approved by the shareholders on May 23, 1997.

         Under the Plan, an option for 50,000 shares has been granted to Mr. Lilly for service as a member of the Board of Directors with a purchase price of $1.50 per share. This option extends until March 1, 2000. Also under the Plan, Roland R. Jehl and Douglas K. Tabor, who served as directors for one-year terms expiring during 1997, have been granted an option for 25,000 shares each for service as members of the Board of Directors, with a purchase price of $1.50 per share. These options extend until October 19, 2000.

         The Company applies APB Opinion 25 and related interpretations in accounting for the Plan. In 1995, the FASB issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. The Company recorded no stock-based compensation costs in 1997, 1996, or 1995. Had the fair values of options been recognized as compensation expense, costs would have increased by $228,270 ($172,270 after tax) in 1997 and $90,108 (no tax effect) in 1995. No options were granted in 1996. The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

F'NL INVESTMENTS, LLC

         In 1995, Mr. Curtis Swanson, a director, treasurer, and chief financial officer, and Mr. Dmytryk, a director, formed F'NL Investments, LLC, a Texas limited liability company, which has entered into a franchise agreement with the Company for the establishment of a restaurant in Arlington, Texas. The franchise restaurant was to be located at 900 Six Flags Dr. in Arlington. F'NL Investments, LLC paid a $50,000 franchise fee to the Company and agreed to pay the Company royalties of 5% of gross revenues. The directors have elected to allow F'NL Investments, LLC to convert this restaurant to a pizza restaurant because of demographics and to open the franchise restaurant in Arlington at a location to be determined in the future. F'NL Investments, LLC will not be required to pay additional franchise fees when the new franchise site is selected.

         At December 31, 1996, the Company held a note receivable from F'NL Investments, LLC. The note was in the amount of $31,345 plus interest at a rate of 9%. The entire principal amount, along with interest, was repaid prior to the maturity date of April 30, 1996. The note was for salary payments made on behalf of F'NL Investments, LLC by the Company in connection with payroll services it was providing F'NL Investments, LLC in paying employees of F'NL Investments, LLC.

         At December 31, 1997, the Company held a note receivable from Mr. Curtis Swanson, an officer, director and shareholder of the Company, in the amount of $124,500. The note related to operating expenses of the Arlington franchise location. The note bears interest at 5% and is payable in two semiannual installments of $77,845, together with interest beginning on June 30, 1998.

FOUR SEASONS MARINE & CYCLE, INC.

         In December 1997, the Company bought its corporate headquarters for $1,250,000 from Four Seasons Marine & Cycle, Inc. ("Four Seasons"). Messrs. Curtis Swanson and Stan Swanson, directors and officers of the Company, each owns 43% of Four Seasons. The purchase price was based on the appraised value of the facility. In addition, the transaction was approved by the Board of Directors of both Four Seasons and the Company.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         This Prospectus covers offers and sales from time to time by each Selling Shareholder (after such person becomes a holder of Common Stock) of the Common Stock to be owned by such person. The Selling Shareholders will hold shares of Common Stock issued or issuable upon the conversion of the Debentures and the exercise of the Warrants. Pursuant to Rule 416 of the Securities Act, the Selling Shareholders may also offer and sell shares of Common Stock issued as a result of, among other events, stock splits, stock dividends and anti-dilution adjustment provisions (including by reason of any change in the conversion price mechanism of the Debentures or exercise price of the Warrants). In addition, the Selling Shareholders may also offer and sell shares of Common Stock issued as payment of liquidated damages upon certain events of default. The registration of the shares of Common Stock offered for resale hereby is pursuant to a Registration Rights Agreement dated May 29, 1998, entered into in connection with the original issuance of the Debentures (the "Registration Rights Agreement").

         The A Debentures were issued to the Investor Selling Shareholders pursuant to a 6% Convertible Debenture Subscription Agreement dated May 29, 1998 among the Company and the Investor Selling Shareholders (the "A Subscription Agreement"). In exchange for aggregate cash consideration of $1,500,000, the Company issued an aggregate of $1,500,000 of the A Debentures to the Investor Selling Shareholders and Warrants to purchase an aggregate of 125,000 shares of Common Stock to the Selling Shareholders, including a Warrant to purchase 50,000 shares of Common Stock issued to the Placement Selling Shareholder in payment for services rendered as placement agent for the Company.

         The B Debentures were issued to two of the Investor Selling Shareholders pursuant to a 6% Convertible B Debenture Subscription Agreement dated June 30, 1998 among the Company and two of the Investor Selling Shareholders (the "B Subscription Agreement"). In exchange for aggregate cash consideration of $1,500,000, the Company issued an aggregate of $1,500,000 of B Debentures to two of the Investor Selling Shareholders.

         The following table lists the name of each Selling Shareholder, the number of shares of Common Stock owned by each Selling Shareholder before this Offering, the number of shares of Common Stock that may be offered by each Selling Shareholder pursuant to this Prospectus and the number of shares of Common Stock to be owned by each Selling Shareholder upon completion of the Offering if all shares registered hereby are sold. None of the Selling Shareholders has held any position or office or had any other material relationship with the Company or any of its predecessors or affiliates in the last three years. The information below is as of the date of this Prospectus and has been furnished by the respective Selling Shareholders. Under the terms of the Registration Rights Agreement the Company is required to register for resale at least 200% of the number of shares issuable upon conversion of the Debentures and exercise of the Warrants. The number of shares covered by this Prospectus represents 200% of the shares currently issuable.

                                                                                  NUMBER OF             NUMBER OF
                                                        NUMBER OF SHARES         SHARES BEING          SHARES OWNED
                                                          OWNED BEFORE            REGISTERED              AFTER
NAME OF SELLING SHAREHOLDERS                            THIS OFFERING (1)        FOR RESALE (1)      THIS OFFERING (2)
---------------------------------------------------     -----------------        --------------      -----------------
Dominion Capital Fund, L.P..........................         568,722                568,722                      0
Canadian Advantage Limited Partnership..............          63,192                 63,192                      0
Sovereign Partners Limited Partnership..............         315,958                315,958                      0
Corporate Capital Management........................         100,000                100,000                      0
                                                         -----------            -----------            -----------
                                           TOTAL:          1,047,872              1,047,872                      0
                                                         ===========            ===========            ===========

(1) Represents 200% of the shares currently issuable to such holder upon conversion of the Debentures plus the shares underlying the Warrants held by such holder.
(2) Assumes all shares held by such Selling Shareholder acquired upon conversion of the Debentures and exercise of the Warrants held by such holder and registered hereby will be offered and sold.


         The Company agreed to register for sale under the Securities Act the shares of Common Stock acquired by the Selling Shareholders pursuant to the acquisition of the Debentures and the Warrants in the private placement. The Company and the Selling Shareholders also agreed to indemnify each other against certain civil liabilities under the Securities Act. See "Description of Securities --Registration Rights" for a more complete description of the foregoing registration rights.

                            DESCRIPTION OF SECURITIES

         The following summary of the Company's Common Stock is qualified in its entirety by reference to the Company's Articles of Incorporation, its Bylaws and the Texas Business Corporation Act, as amended (the "TBCA").

COMMON STOCK

         The Company has only one class of capital stock consisting of Common Stock, of which it is authorized to issue 50,000,000 shares. No share of Common Stock is entitled to preference over any other share, and each share is equal to every other share in all respects. Holders are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor though the Company has never declared a dividend on its Common Stock; and are entitled to share pro rata in the distribution of assets available for such purpose in the event of liquidation. No preemptive rights attach to ownership of shares of Common Stock. No restrictions exist on the Company's ability to pay dividends on its common stock in the future. As of June 29, 1998, the Company had issued and outstanding 6,356,852 shares of Common Stock. As of such date, there were approximately 204 holders of record of the outstanding shares of Common Stock. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and non-assessable.

         Holders of Common Stock are entitled to one vote per share of Common Stock held of record on all such matters submitted to a vote of the shareholders. With respect to any act or action required of or by the holders of the Common Stock, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in the Articles of Incorporation. The TBCA requires the approval of the holders of two-thirds of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the Articles of Incorporation. Holders of the shares of Common Stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all the directors, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any persons to the Board of Directors.

         A total of 300,000 shares of Common Stock have been reserved for issuance under the Company's Plan of which, as of June 29, 1998, 300,000 shares remain available for grants of options. A total of 2,095,744 shares of Common Stock have been reserved for issuance under the A Subscription Agreement and the B Subscription Agreement.

TEXAS LAW AND CERTAIN CORPORATE PROVISIONS

         The Company is subject to the provisions of Article 13 of the TBCA. In general, this statute prohibits a publicly-held Texas corporation from engaging, under certain circumstances, in a "business combination" with an "affiliated shareholder" for a period of three years after the date of the transaction in which the person becomes an affiliated shareholder, unless either (i) prior to the date at which the shareholder became an affiliated shareholder the Board of Directors approved either the business combination or the transaction in which the person becomes an affiliated shareholder, or (ii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the affiliated shareholder) at a meeting of the shareholders (and not by written consent) held not earlier than six months after the date on which the person became an "affiliated shareholder" of the business combination. An "affiliated shareholder" is a person who, together with or through affiliates and associates, beneficially owns or within the preceding three-year period was the beneficial owner of 20% or more of the corporation's outstanding voting stock.
Article 13 defines a "business combination" to include any merger, share exchange, conversion and asset based transactions and other transactions resulting in a financial benefit to the affiliated shareholder or an associate or affiliate of the affiliated shareholder.

LIMITATIONS ON LIABILITY

         As authorized by Article 1301-7.06 of the Texas Miscellaneous Corporation Laws Act (the "TMCLA"), the Articles of Incorporation provide that to the fullest extent, now or hereafter permitted by Texas law, The Company's directors will have no personal liability to the Company or its shareholders for monetary damages for breach or alleged breach of the directors' duty of care. This provision in the Articles of Incorporation will not eliminate directors' liability resulting from suits by third parties, and does not affect the Company or its shareholders' ability to obtain equitable remedies such as an injunction or a rescission of an agreement or transaction deemed improper. Furthermore, each director will continue to be subject to liability for (i) a breach of a director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided for by statute, or (v) an act related to an unlawful share repurchase or payment of a dividend.

REGISTRATION RIGHTS

         In connection with the private placement of the Debentures, the Company entered into the Registration Rights Agreement with the Investors. Pursuant to the Registration Rights Agreement, these holders have registration rights with respect to shares of Common Stock requiring the Company to file a registration statement with the Commission. The registration rights cease to apply to shares of Common Stock when such shares (i) have been effectively registered under the Securities Act and sold or distributed pursuant to an effective registration statement or (ii) have become eligible to be sold or distributed pursuant to Rule 144 (within the then-applicable volume limitation pursuant to Rule 144(e)) or Rule 144(k).

OTHER MATTERS

         Securities Transfer Corporation is the transfer agent and registrar for the Common Stock.

MARKET INFORMATION AND HOLDINGS

         The Company's Common Stock began trading on the OTC Bulletin Board under the symbol "FLTT" on May 9, 1997. The following table sets forth for the quarters indicated the high and low bid prices of the Company's Common Stock as reported by the Nat'l Daily Quotation Services, Inc. The prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                        1997                                    HIGH                    LOW
-----------------------------------------------------         --------               ---------
First Quarter........................................           N/A                    N/A
Second Quarter.......................................          $3.000                 $2.500
Third Quarter........................................          $3.750                 $2.500
Fourth Quarter.......................................          $3.625                 $2.125

                        1998                                    HIGH                    LOW
-----------------------------------------------------         --------               ---------
First Quarter .......................................          $3.000                 $1.649
Second Quarter.......................................         $4.0625                 $1.656

         The Company has applied for listing of the Common Stock on the Nasdaq SmallCap Market. No assurances can be given that such listing will be granted.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (iii) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

         In connection with the sale of shares of Common Stock covered hereby, underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of the shares of Common Stock covered hereby for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares of Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of shares of Common Stock covered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Shareholders and any profit on the resale of shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Shareholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         To the extent required, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus which sets forth, with respect to a particular offering, the specific number of shares to be sold, the name of the Selling Shareholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

         The Registration Rights Agreement provides that the Company will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than underwriting discounts, commissions and expenses of counsel to each Selling Shareholder. The Registration Rights Agreement also provides that the Company will indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

         This Offering will terminate on the earlier of (i) the date that all of the shares of Common Stock have been sold pursuant to the Registration Statement, (ii) the date the Selling Shareholders receive an opinion of counsel that all of the shares of Common Stock registered herein may be sold under the provisions of Rule 144, or (iii) two years after May 29, 1998.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Pursuant to the Registration Rights Agreement between the Company and the Selling Shareholders, the Company has agreed to indemnify each Selling Shareholder and its officers, directors, employees, agents and representatives and any person who controls such Selling Shareholder against any losses, claims, damages, liabilities, joint and several, including all costs of defense and investigation and all reasonable attorneys' fees to which the Selling Shareholder may become subject under the Securities Act or otherwise insofar as such arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, preliminary prospectus, final prospectus, offering circular, notification or amendment or supplement thereto or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company (1) will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, preliminary prospectus, final prospectus, offering circular, notification or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by the Selling Shareholder or Shareholders, specifically for use in the preparation thereof, or (2) cannot pay any amounts paid in settlement of any loss, claim, damage or liability if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. In addition, each Selling Shareholder, acting severally and not jointly, under the Registration Rights Agreement has agreed to indemnify the Company and its officers, directors, employees, agents and representatives and any person who controls the Company against any losses, claims, damages, liabilities, joint or several, including all costs of defense and investigation and all reasonable attorneys' fees to which the Company may become subject under the Securities Act or otherwise insofar as such arising out of or based upon and in conformity with written information furnished by such Selling Shareholder expressly for use in the Registration Statement or an amendment or supplement thereto. However, the foregoing indemnity shall not apply to amounts paid in settlement of any such liability if the settlement is effected without the consent of such Selling Shareholder.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Haynes and Boone, LLP.


                                     EXPERTS

         The balance sheet of the Company as of December 31, 1997, and the related statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1997 included in this Prospectus and incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by T.G. Prothro & Company, PLLC, independent auditors, as stated in their report included and incorporated by reference herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                               FRESH'N LITE, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                    CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Audited Financial Statements:
         Independent Auditors Report...........................................................................F-2
         Balance Sheets........................................................................................F-3
         Statements of Income..................................................................................F-5
         Statements of Changes in Shareholders' Equity.........................................................F-6
         Statements of Cash Flows..............................................................................F-7
         Notes to Financial Statements.........................................................................F-8


Interim Financial Statements:
         Balance Sheets.......................................................................................F-22
         Income Statement.....................................................................................F-25
         Statements of Cash Flow..............................................................................F-26
         Notes to Interim Financial Statements................................................................F-27

                          INDEPENDENT AUDITORS' REPORT


BOARD OF DIRECTORS,
FRESH'N LITE, INC.
LONGVIEW, TEXAS

We have audited the accompanying balance sheet of Fresh'n Lite, Inc. as of December 31, 1997, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fresh'n Lite, Inc. as of December 31, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ T. G. PROTHRO & COMPANY, PLLC

Certified Public Accountants




Tyler, Texas
March 3, 1998










           MEMBERS, AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
             MEMBERS, TEXAS SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

                               FRESH'N LITE, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1997

                                                                1997
                                                            -----------
         ASSETS
     CURRENT ASSETS
Cash ..................................................     $    20,393
Inventory .............................................          26,571
                                                            -----------

     Total Current Assets .............................          46,944
                                                            -----------


     PROPERTY AND EQUIPMENT (Pledged)
Buildings .............................................       3,774,141
Land ..................................................         135,000
Capitalized Land Leases ...............................       2,175,000
Leasehold Improvements ................................          30,113
Vehicles and Equipment ................................       1,250,302
                                                            -----------

     Total Property and Equipment .....................       7,364,556
Accumulated Depreciation ..............................        (430,325)
                                                            -----------

     Property and Equipment - Net .....................       6,934,231
                                                            -----------


     OTHER ASSETS
Assets Held for Sale,
  Net of Accumulated Depreciation .....................         909,835
Corporate organizational Costs and Other Assets,
  Net of Accumulated Amortization .....................          32,651
Deferred Franchise System Cost,
  Net of Accumulated Amortization .....................          57,333
Notes Receivable - Related Party ......................         164,543
     Total Other Assets ...............................       1,164,362
                                                            -----------

     TOTAL ASSETS .....................................     $ 8,145,537
                                                            -----------

                               FRESH'N LITE, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1997

                                                                          1997
                                                                      -----------
         LIABILITIES AND SHAREHOLDERS' EQUITY
     CURRENT LIABILITIES
Accrued Expenses ................................................     $   340,635
Accounts Payable ................................................          52,864
Bank Overdraft ..................................................          48,104
Note Payable - Short Term .......................................          10,249
Income Taxes Payable ............................................           8,808
Current Portion of Capital Lease Obligations ....................          32,139
Current Portion of Notes Payable - Long Term ....................         465,015
                                                                      -----------

     Total Current Liabilities ..................................         957,806

     OTHER LIABILITIES
Capital Lease Obligations, net of Current Portion ...............       2,313,713
Notes Payable - Long Term, net of Current Portion ...............       1,101,437
Deferred Income Tax Liability ...................................         141,200
                                                                      -----------

     Total Liabilities ..........................................       4,513,616
                                                                      -----------


     CONTINGENCIES

     SHAREHOLDERS' EQUITY
Common Stock, $0.01 Par Value; 50,000,000 Shares Authorized;
  6,158,482 Shares Issued and Outstanding .......................          61,585
Additional Paid in Capital ......................................       3,278,499
Retained Earnings ...............................................         293,087
                                                                      -----------

                                                                        3,633,171

Less:    Treasury Stock, at Cost, 1,250 Shares ..................          (1,250)
                                                                      -----------

     Total Shareholders' Equity .................................       3,631,921

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................     $ 8,145,537



See accompanying notes to financial statements.

                               FRESH'N LITE, INC.
                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                     1997             1996             1995
                                                 -----------      -----------      -----------
SALES ......................................     $ 3,106,144      $ 2,602,533      $ 1,840,756
COST OF SALES ..............................        (890,944)        (740,422)        (522,180)
                                                 -----------      -----------      -----------

     GROSS PROFIT ..........................       2,215,200        1,862,111        1,319,576

Franchise Royalties Earned .................              --           34,774            5,211
Franchise Fees Earned ......................              --               --           50,000
                                                 -----------      -----------      -----------

     Total Gross Profit and Franchise Income       2,215,200        1,896,885        1,373,787

     EXPENSES
Salaries and Contract Labor ................         744,750          590,517          473,757
Payroll and Other Taxes ....................         145,993          118,574           92,619
Professional Fees ..........................          95,662           88,542           17,646
Advertising and Promotional ................         129,274           64,878           42,275
Rent .......................................          33,079           47,423           48,932
Insurance ..................................          61,424           41,525           46,390
Telephone ..................................          41,346           20,823           22,765
Travel .....................................          12,269            5,763            8,412
Utilities ..................................         100,331           86,794           67,926
Depreciation ...............................         233,891          162,793          122,633
Amortization ...............................         206,480          133,731          137,445
Interest ...................................         105,131          155,466          106,265
Linen and Laundry ..........................          39,918           22,452           10,291
Repairs and Maintenance ....................          40,062           19,164           12,261
Supplies ...................................          12,247           12,099            8,116
Miscellaneous ..............................          46,591           19,240           11,730
                                                 -----------      -----------      -----------

     Total Expenses ........................       2,048,338        1,579,784        1,229,463
                                                 -----------      -----------      -----------


     OPERATING INCOME ......................         166,862          317,101          144,324

Income Tax Expense:
     Current ...............................           8,800               --               --
     Deferred ..............................          47,200           94,000               --
                                                 -----------      -----------      -----------


     NET INCOME ............................     $   110,862      $   223,101      $   144,324
                                                 -----------      -----------      -----------



See accompanying notes to financial statements.

                               FRESH'N LITE, INC.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                            ADDITIONAL        RETAINED           TOTAL
                                 COMMON       PAID IN         EARNINGS        TREASURY       SHAREHOLDERS'
                                 STOCK        CAPITAL       (DEFICITS)         STOCK            EQUITY
                                -------     -----------     ----------      -----------      -------------
Balances, January 1, 1995 ...   $49,279     $   999,520      $(185,200)     $    (1,250)     $  862,799
     Net Income .............        --              --        144,324                          144,324
     Sale of Common Stock,
       291,734 Shares .......     2,918         365,334             --                          144,324
                                -------     -----------      ---------      -----------      ----------

Balances, December 31, 1995..    52,647       1,364,854        (40,876)          (1,250)      1,375,375

     Net Income .............        --              --        223,101                          223,101
     Sale of Common Stock,
       291,734 Shares .......     2,264         563,736             --                          566,000
     Stock Issuance Costs ...        --        (159,980)            --                         (159,980)
                                -------     -----------      ---------      -----------      ----------

Balances, December 31, 1996..    54,911       1,768,610        182,225           (1,250)      2,004,496

     Net Income .............        --              --        110,862                          110,862
     Sale of Common Stock,
       667,400 Shares .......     6,674       1,661,826             --                        1,668,500
     Stock Issuance Costs ...        --        (151,937)            --                         (151,937)
                                -------     -----------      ---------      -----------      ----------

Balances, December 31, 1997..   $61,585     $ 3,278,499      $ 293,087      $    (1,250)     $3,631,921
                                -------     -----------      ---------      -----------      ----------



See accompanying notes to financial statements.

                               FRESH'N LITE, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997           1996             1995
                                                                 -----------      ---------      -----------
Cash Flows from Operating Activities:
     Net Income ............................................     $   110,962      $ 223,101      $   144,324
                                                                 -----------      ---------      -----------

     Adjustments to Reconcile Net Income to
       Net Cash Provided by Operating Activities:
         Depreciation ......................................         223,881        162,793          122,633
         Amortization ......................................         206,480        133,731          137,445
         Deferred Income Taxes .............................          47,200         94,000               --
         Change in Net Capital Leases ......................         (15,167)        (6,414)          (2,476)
         No Change in Assets and Liabilities: ..............             618          8,172          (11,063)
              (Increase) Decrease in Inventory .............         (15,173)
              Increase (Decrease) in Accounts Payable ......           5,854        (13,074)
              Increase (Decrease) in Accrued Expenses ......          45,924        (50,505)          96,121
              Increase in Income Taxes Payable .............           8,800             --               --
                                                                 -----------      ---------      -----------

         Total Adjustments .................................         533,490        328,703          317,487
                                                                 -----------      ---------      -----------

              Net Cash Provided by Operating Activities: ...         644,352        551,804          461,811
                                                                 -----------      ---------      -----------


Cash Flows from Investing Activities:
     Capital Expenditures ..................................      (2,288,392)      (771,327)        (928,617)
     Expenditures for Preopening/Remodel
       Costs and other Assets ..............................              --        (74,708)         (54,495)
(Increase) Decrease in Note Receivable - Related Party .....        (133,198)         9,712          (41,057)
(Increase) Decrease in Deferred Stock Issuance Cost
  and Deferred Franchise System Costs ......................         (10,000)        90,624          (72,392)
                                                                 -----------      ---------      -----------

              Net Cash Used in Investing Activities ........      (2,431,590)      (755,699)      (1,096,561)
                                                                 -----------      ---------      -----------


Cash Flows from Financing Activities:
     Sale of Common Stock, net of Stock Issuance Costs .....       1,168,500        406,020          200,001
     Financing through Bank Overdrafts .....................          48,103        (31,004)          10,675
     Borrowings on Notes Payable ...........................       1,451,239        144,694          487,550
     Principal payments on Notes Payable ...................        (877,871)      (312,570)         (57,825)
                                                                 -----------      ---------      -----------

              Net Cash Provided by Financing Activities ....       1,789,971        207,140          640,401
                                                                 -----------      ---------      -----------


         NET INCREASE IN CASH ..............................           2,733          3,245            5,651

CASH AT BEGINNING OF YEAR ..................................          17,640         14,395            8,744
                                                                 -----------      ---------      -----------

     CASH AT END OF YEAR ...................................     $    20,373      $  17,640      $    14,395
                                                                 -----------      ---------      -----------



See accompanying notes to financial statements.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND OPERATIONS
Fresh'n Lite, Inc., "the Company" (a Texas corporation since October, 1995) was incorporated as Bosko's, Inc., in May 1990 as a Delaware corporation. In December 1992 the corporate title was changed to Fresh'n Lite, Inc. in order to have its restaurants' names more reflective of its products. The Company's restaurants changed their names throughout 1992, which resulted in significant costs being capitalized during that year. In 1995, the Company merged from a Delaware corporation into F'NL, Inc., a Texas corporation. Immediately, the Company changed its name to Fresh'n Lite, Inc.

Prior to 1994, the Company's restaurants provided healthy foods and beverages in a "fast food" deli atmosphere. During 1994, the Company expanded all restaurants into "full service" restaurants, offering dinner menus and a wait staff. During 1995, the Company closed the Texarkana, Longview and Nacogdoches restaurants and reopened them as Aunt Bea's Home Cooking. During 1997, the Company closed the Texarkana, Longview, and Nacogdoches restaurants. All of the Company's restaurants are now located in the Dallas/Ft. Worth Metroplex.

Following is a summary of the Company's restaurants:

LOCATION                                                   DATE OPENED/STATUS
-----------------------------------------------------      ------------------
Tyler, Texas (sold August 1994,
  Repurchased March 1995,
  Closed December 1997)..............................      February 1991
Longview, Texas (Closed 1997)........................      March 1992
Nacogdoches, Texas (Closed 1997).....................      May 1993
Texarkana, Texas (Closed 1997).......................      June 1994
Dallas (Frankford Avenue), Texas.....................      July 1995
Irving (Valley Ranch), Texas.........................      February 1997
The Colony, Texas....................................      October 1997
Richardson, Texas....................................      Under Construction

Other restaurant locations are under consideration.


INVENTORY
Inventory consists of food and beverage products and paper supplies stated at the lower of cost (determined on the first-in, first-out basis) or market value.


PROPERTY AND EQUIPMENT
Property and equipment items are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. Significantly all Property and Equipment is pledged against the Company's notes payable.

The Company has satisfactory title for all owned assets, except for the Corporate headquarters, including land, purchased during the year ended December 31, 1997. These assets were purchased pursuant to a contract for sale dated December 1, 1997, which transfers title via warranty deed to the Company upon payment in full and fulfillment of all other obligations under the contract.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


RESTAURANT PREOPENING/REMODEL COSTS
During the period of construction or major remodel of the Company's East Texas restaurants, the Company capitalized certain costs pertaining to these restaurants. These costs include interest, salaries, advertising, contract labor, rent, repairs, supplies, and other costs that relate to either the preopening period, in the case of a new restaurant, or the remodeling period, in the case of a major remodel of an existing restaurant. Once the new restaurants open or existing restaurants' major remodels were completed, capitalization ceased. During the year ended December 31, 1997, certain of these costs were reclassified as building costs. The remaining costs were fully amortized as a result of the East Texas restaurants costs being closed.


DEFERRED STOCK ISSUANCE COSTS
The Company offered stock for sale during 1996, using an Underwriter for the first time. As costs and expenses were incurred pursuant to the stock offering, they were deferred until the stock sale took place. When the stock sale took place in 1996, these costs, which aggregated $159,980, reduced the additional paid in capital realized from the sale. During the year ended December 31, 1997, additional attorney's fees and expense totaling $151,937 were incurred and reduced the additional paid in capital realized from 1997 stock sales.


DEFERRED FRANCHISE SYSTEM COSTS
During 1995, 1996, and 1997, the Company incurred certain internal, as well as external, costs as it developed its franchise system. Substantially all internal phases of the franchise system were in place by February of 1996. The Company amortizes total deferred franchise system costs over five years, beginning in February of 1996. Total amortization of deferred franchise system cost in 1997 and 1996 were $17,941 and $14,430, respectively. No costs were amortized during 1995, as the franchise system was not operational.


FRANCHISE FEES
The Company has sold one franchise to a franchisee that is an entity partially owned by an officer/stockholder of the Company. The terms of the franchise require a $50,000 fee to be paid to the Company. The Company recognizes this payment as revenue when it has completed its obligations under the franchise agreement. At December 31, 1995, the Company had no further obligation under this initial franchise and has received the fee of $50,000.

In addition to the franchise fee, the Company earns royalties based upon 5% of the franchisee's gross sales. The Company recognizes franchise royalty revenue when earned, not when received. During 1996, the Company's only franchise was closed by its owner. Accordingly, the Company earned no royalties during 1997. At December 31, 1996, the Company had earned $34,774 from royalties, of which $7,500 was not paid at year end. At December 31, 1995, the Company had earned $5,211 from such royalties which was not paid at year end. The Company is still promoting its franchise operations and hopes to secure additional franchises in the near future.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


ADVERTISING AND PROMOTIONAL COSTS
All advertising and promotional costs are charged to operations when incurred. Advertising and promotional costs were $ 129,274 for the year ended December 31, 1997. Advertising and promotional costs were $64,878 and $42,275 for the years ended December 31, 1996 and 1995, respectively.


DEPRECIATION AND AMORTIZATION
Leasehold improvements are amortized over the terms of the underlying leases using the straight-line method. Buildings are depreciated over the estimated useful lives of twenty years using the straight-line method. Vehicles and equipment are depreciated over the estimated useful lives of five to ten years using the straight-line method.


CAPITALIZED LAND LEASES
At December 31, 1997, the Company was leasing land for its restaurants in Longview, Texas; Texarkana, Texas; Dallas (Frankford Avenue), Texas; Irving (Valley Ranch), Texas; The Colony, Texas; and Richardson, Texas. For financial reporting purposes, such leases are capitalized at an amount equal to the lesser of the present value of the lease payments or market value. No depreciation is being recorded on the capitalized land leases.


CASH AND CASH EQUIVALENTS
For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company paid no cash for income taxes in 1997 and paid $231,790 for interest in 1997. The Company paid no cash for income taxes in 1996 and paid $177,370 for interest in 1996. The Company paid no cash for income taxes in 1995 and paid $112,889 for interest in 1995.


INCOME TAXES
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of tax currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.

The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), capitalized land leases (capitalized for financial statement purposes but not for income tax purposes) and basis of accounting (cash basis for income tax purposes and accrual basis for financial statement purposes).

The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and tax credits that are available to offset future taxable income.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates that affect certain reported amounts and disclosures. These estimates are based on management's knowledge and experience. Accordingly, actual results could differ from these estimates.


CONSIDERATION OF CREDIT RISK
The Company maintains its cash in bank deposit accounts at high quality financial institutions. The balances are at all times within federal insurance limits. The Company believes their cash management policies effectively address their cash in bank credit risk. All restaurant sales are either cash or credit card. The credit card sales are approved at point of sale with very little risk of loss.


RECLASSIFICATIONS
Certain reclassifications have been made to the prior periods' financial statements in order to conform them to the classifications used for the current year.


COMPENSATED ABSENCES
The Company requires employees to use their earned vacation prior to the end of each year. If the employees fail to use their compensated absences prior to year-end, they lose their benefit. Accordingly, no liability has been accrued in the accompanying financial statements for compensated absences.


ASSETS HELD FOR SALE
In accordance with SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company has reclassified certain assets from "Property and Equipment" to "Assets Held for Sale" in the accompanying financial statements. Management identified assets totaling $1,101,700, net of accumulated depreciation totaling $191,865, as being held for sale during the year ended December 31, 1997. The assets reclassified were land, capitalized land lease, building, furniture and equipment and leasehold improvements of the Company's Longview and Nacogdoches restaurants that were closed during the year ended December 31, 1997. Management is unable to provide an expected disposal date, but is actively pursuing selling the assets as quickly as possible while maximizing potential sales proceeds. Depreciation on the reclassified assets was ceased at the point management committed to a plan to dispose of the assets.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


         NOTE 2 - INVENTORY

A summary of inventory, by restaurant location, is as follows:

                                                                             1997
                                                                           -------
Tyler, Texas (Inventory will be transferred to other locations) ......     $ 5,179
Dallas (Frankfort Avenue), Texas .....................................       6,058
Irving (Valley Ranch), Texas .........................................       7,819
The Colony, Texas ....................................................       7,515
Richardson, Texas ....................................................          --
                                                                           -------

                                            Total Inventory ..........     $26,571
                                                                           =======




         NOTE 3 - CORPORATE ORGANIZATIONAL COSTS


Corporate Organizational Costs consist of the following:

                                                             ACCUMULATED
                                             COSTS           AMORTIZATION
                                        ---------------     ---------------
Balances, January 1, 1997 .........     $        42,695     $        41,542
         Additions ................                  --               1,153
Balances, December 31, 1997 .......     $        42,695     $        42,695
                                        ===============     ===============



Other costs included with Corporate Organizational Costs in the balance sheet aggregated $32,651 as of December 31, 1997.



         NOTE 4 - INCOME TAXES

                                                       1997          1996          1995
                                                     --------     ---------      --------
Earnings before income taxes ...................     $166,862     $ 317,101      $144,324
Add (Deduct):
    Timing differences .........................       50,884       (60,341)       10,851
                                                     --------     ---------      --------

        Taxable income before net operating loss      217,746       256,760       155,175
            Net operating loss utilized ........      191,877       256,760       155,175
                                                                                 --------

                  Taxable Income ...............     $ 25,869     $      --      $     --
                                                     ========     =========      ========


Current income tax expense .....................     $  8,800     $      --      $     --
                                                     ========     =========      ========



During the year ended December 31, 1997 the Company completely utilized its tax loss carryforwards totaling $191,877 to offset taxable income.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 4 - INCOME TAXES (CONTINUED)


Deferred taxes result from differences in the bases of assets and liabilities for income tax and financial statement purposes. The source of the differences and the tax effect creating the balance at December 31, 1997, 1996 and 1995 are as follows:

                                                     1997           1996           1995
                                                  ---------      ---------      ---------
Deferred tax assets:
     Net operating loss carryforward ........     $      --      $ (53,405)     $(127,908)
     Valuation allowance ....................            --             --         11,962
                                                  ---------      ---------      ---------

         Net deferred tax asset .............            --        (53,405)      (115,946)
                                                  ---------      ---------      ---------

Deferred tax liabilities:
     Difference in depreciation methods .....       124,000         97,800         48,500
     Deduction of startup costs .............        15,900         82,750         95,040
     Cash to accrual conversion .............        (3,000)       (47,900)       (35,060)
     Other ..................................        13,100         14,755          7,466
                                                  ---------      ---------      ---------

         Net deferred tax liability .........       150,000        147,405        115,946
                                                  ---------      ---------      ---------


         Balance ............................     $ 150,000      $  94,000      $      --
                                                  =========      =========      =========

         NOTE 5 - NOTE PAYABLE-SHORT TERM


Note payable-short term at DECEMBER 31, 1997 consisted of the following:


AFCO Credit Corporation, dated July 25, 1997, due May 28, 1998, interest rate at
10.5%, payable in 9 monthly payments of $2,619 beginning August 28, 1997 and the
balance at maturity                                                                  $10,249
                                                                                     -------

                               Fresh'n Lite, Inc.
                          Notes to Financial Statements
                                December 31, 1997



         NOTE 6 - NOTES PAYABLE-LONG TERM


Notes payable-long term at DECEMBER 31, 1997 consisted of the following:

                                                                                                                AMOUNT
                                                                                                             -----------
East Texas National Bank, dated June 30, 1997, due June 20, 2000, interest rate at 9.50%, payable
36 monthly payments of $3,594 beginning June 30, 1997 and the balance at maturity, including interest, collateralized by the Company's real and personal property in Gregg, Nacogdoches and Bowie
Counties, Texas ........................................................................................     $   321,794

East Texas National Bank, dated January 28, 1994, due January 28, 1998, interest rate at 8.50%, payable in 36 monthly payments of $ 3,282 beginning February 7, 1994 and the balance at maturity including interest, collateralized by the Company's real and personal property in Gregg, Nacogdo,
and Bowie Counties, Texas ..............................................................................         282,953

East Texas National Bank, dated November 1, 1995, due October 12, 1998, interest rate at 10.25%, payable in 35 monthly payments of $1,864 beginning November 12, 1995 and the balance at maturity including interest, collateralized by a second lien on the Company's Frankford Avenue leasehold , estate in Dallas, and by a security interest in various equipment, fixtures and other personal property at that
location ...............................................................................................         128,481

Related Parties:
         Carole A. Swanson, dated March 12, 1997, due September 15, 2001, interest rate at 9.26%
         payable in 50 monthly payments of $478 beginning April 15, 1997 and the balance at
         maturity, including interest, collateralized by a second lien on a Company automobile .........          18,152

         Four Seasons, Inc., dated December 1, 1997, due December 1, 2012, interest rate at 10%, payable in 180 monthly payments of $8,060 beginning January 1, 1998 and the balance at
         maturity, including interest, subject to contract for sale dated December 1, 1997 .............         750,000

         Infinity Financial Services, dated March 13, 1997, due March 27, 2002, interest rate at 9.99%
         payable in 60 monthly payments of $522 beginning April 27, 1997 and the balance at
         maturity, including interest, secured by a Company automobile .................................          21,850

         Infinity Financial Services, dated March 13, 1997, due March 27, 2002, interest rate at 9.99%
         payable in 60 monthly payments of $373 beginning April 27, 1997 and the balance at
         maturity, including interest, secured by a Company automobile .................................          15,820

         Bank One, Texas, NA, dated May 9, 1997, due, June 15, 2002, interest rate at 9.65%, pay in 59 monthly payments of $474 beginning June 15, 1998 and the balance at maturity,
         including interest, secured by a Company automobile ...........................................          21,062

         Frost National Bank, dated March 31, 1995, due May 31, 2000, interest rate at 11.990%,
         payable $241 monthly, including interest, secured by a Company automobile .....................           6,340
                                                                                                             -----------
                  Total Notes Payable-Long Term ........................................................       1,566,452
                                                                                                                (465,015)
                                                                                                             -----------
         Less Current Portion
                  Notes Payable-Long Term, net of Current Portion ......................................     $ 1,101,437
                                                                                                             ===========

During the years ended December 31, 1997, 1996 and 1995, the Company capitalized as building and equipment costs $124,199, $44,500, and $12,347, respectively, in interest related to the above notes payable.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 6 - NOTES PAYABLE-LONG TERM (CONTINUED)


Notes Payable-Long Term are expected to mature over the next five years as follows:

                     1998 ..................     $  465,015
                     1999 ..................         59,061
                     2000 ..................        341,940
                     2001 ..................         49,742
                     2002 ..................         40,818
                     Later Years ...........        609,876
                                                 ----------

                                       Total     $1,566,452
                                                 ==========


         NOTE 7 - LEASES

Following is a summary of the Company's operating and capital leases:

                  Tyler, Texas restaurant (land and building):
         The sublease term is from April 1, 1995 to July 31, 1999. Minimum lease rentals are $1,500 per month with no contingent rentals. The lease includes a five year option at the same terms and conditions as during the primary term. This has been classified as an operating lease.

                  Longview, Texas restaurant (land):
         The lease term is for twenty years, beginning January 6, 1992. Minimum lease rentals are $1,000 per month for the first 36 months, $1,300 per month for the next 24 months, $1,500 per month for the next 60 months and $1,600 per month for the final 120 months. The lease includes contingent rentals based upon a percentage of gross sales, that becomes due if the contingent rentals exceed the minimum rentals. No contingent rentals have become due as of December 31, 1997. The lease also contains an option to purchase the land for $160,000 within the first five years of the lease. Management elected not to exercise their option on the land. This lease has been classified as a capital lease.

                  Texarkana, Texas restaurant (land):
         The lease term is for twenty years beginning February 1, 1994. Minimum lease rentals are $1,547 per month for the first 36 months, $1,949 per month for the next 60 months, $2,258 per month for the next 60 months, $2,615 per month for the final 84 months, with no contingent rentals. The lease also contains an option to purchase the land for $200,000 during the first three years of the lease. Management elected not to exercise their option on the land. This lease has been classified as a capital lease.

                  Dallas (Frankford Avenue), Texas restaurant (land):
         The lease term is for twenty years beginning February 21, 1995. Minimum lease rentals are $4,250 per month for the first 60 months, $4,583 per month for the next 60 months, $5,167 per month for the next 60 months, and $5,417 per month for the final 60 months, with no contingent rentals. The lease also contains two five year extensions at $5,750 per month for the first five year period and $6,083 per month for the second five year period. This has been classified as a capital lease.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 7 - LEASES (CONTINUED)


                  Irving (Valley Ranch), Texas restaurant (land):
         The lease term is for twenty years beginning November 15, 1996. Minimum lease rentals are $3,625 per month for the first 60 months, $4,167 per month for the next sixty months, $4,667 per month for the next 60 months, and $5,250 per month for the final 60 months with no contingent rentals. The lease also contains two five year extensions, the first at market rate, but not to exceed $7,083 per month, and the second at market rate. This lease has been classified as a capital lease.


                  The Colony, Texas restaurant (land):
         The lease term is for twenty years beginning October 15, 1997. Minimum lease rentals are $4,300 per month for the first 60 months, $4,575 per month for the next 60 months, $4,900 per month for the next 60 months, and $5,117 per month for the final 60 months with no contingent rentals. The lease also contains an option to purchase the land for $550,000 at any time during, but not after, the first three years of the initial term of the lease. This lease has been classified as a capital lease.

                  Richardson, Texas restaurant (land):
         The lease term is for twenty years beginning December 15, 1997. Minimum lease rentals are $4,667 per month for the first 48 months, $4,947 per month for the next 36 months, $5,244 per month for the next 36 months, $5,559 per month for the next 36 months, $5,892 per month for the next 36 months, $6,246 per month for the next 36 months, and $6,620 per month for the final 36 years with no contingent rentals. The Company has the option to renew the lease for one term of ten years. This lease has been classified as a capital lease.

                  Computers and related equipment:
         The lease is with AT&T Capital Corporation, dated October 5, 1993. The lease term is for 60 months beginning October 14, 1993. Minimum lease rentals are $579 per month. This lease has been classified as an operating lease.


OPERATING LEASES
At December 31, 1997 the Company was leasing its Tyler restaurant land and building as well as certain computer equipment under operating leases. The annual minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows:

         Years Ending December 31:


             1998 .....................................     $23,790
             1999 .....................................       9,000
             2000 .....................................          --
             2001 .....................................          --
             2002 .....................................          --
             Later Years ..............................          --
                      Total Minimum Lease Payments ....     $32,790
                                                            =======

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 7 - LEASES (CONTINUED)


CAPITAL LEASES
At December 31, 1997, the Company was leasing the land for its Longview, Texas; Texarkana, Texas; Dallas (Frankford Avenue), Texas; Irving (Valley Ranch), Texas; and Richardson, Texas restaurants under capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases, and accordingly, it is recorded in the Company's assets and liabilities.

The following is a schedule by years of future minimum lease payments required under the capital leases, together with their present value as of December 31, 1997:

         Years Ending December 31:

         1998 ........................................     $   229,491
         1999 ........................................         243,492
         2000 ........................................         245,490
         2001 ........................................         248,572
         2002 ........................................         263,277
         Later Years .................................       3,982,809
                                                           -----------

             Total Minimum Lease Payments ............     $ 5,213,131
         Less Amount Representing Interest ...........      (2,867,819)
                                                           -----------

             Present Value of Minimum
                 Lease Payments ......................       2,345,312
         Less Short Term Portion .....................         (32,139)
                                                           -----------

             Present Value of Minimum Lease
                 Payments, net of Current Portion ....     $ 2,313,173
                                                           ===========



During the year ended December 31, 1997, the Company recognized $129,203 in interest cost related to the above capital leases. During the year ended December 31, 1996, the Company recognized $78,755 in interest cost related to the above capital leases. During the year ended December 31, 1995, the Company charged to expense $51,738 in interest costs related to the above capital leases.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



         NOTE 8 - SUMMARY OF NONCASH TRANSACTIONS


Following is a summary of noncash investing and financing activities for the years ended December 31:

                                                                           1997          1996          1995
                                                                      -----------      --------     ---------
Exchange Common Stock for Furniture
     And Equipment ..............................................     $        --      $     --     $  34,901
Exchange Common Stock for Building Costs ........................         500,000            --        89,650
Exchange Common Stock for Deferred
     Stock Issuance Costs .......................................              --            --         5,000
Exchange Common Stock for Debt Repayment ........................              --            --        38,700
Capital Lease Obligations .......................................       1,010,000       400,000       500,000
Accrued Deferred Stock Issuance Cost ............................        (151,937)           --       (82,935)
Accrued Tyler Equipment Purchase ................................              --            --         7,682
                                                                      -----------      --------     ---------

         Total Noncash Investing and Financing Activities .......     $ 1,358,063      $400,000     $ 592,998
                                                                      ===========      ========     =========



     NOTE 9 - CONTINGENCIES


Litigation was threatened against the Company by AT&T Capital Corporation regarding an equipment lease entered into by the Company. The potential claim was for approximately $30,000. Counsel has advised the Company on April 12, 1997 that AT&T had agreed not to pursue its claims against the Company and that the likelihood of a non-favorable outcome was nominal at all times.

Suit was filed against the Company in 1994 for damages arising from an employee accident involving a meat slicer. The Company has paid the employee's medical expenses of $2,014 during 1995. The employee was seeking unspecified additional amounts for lost wages, pain and suffering, disfigurement and impairment. The suit was scheduled for mediation on May 22, 1996 and for trial on July 8, 1996. During 1996 the Company settled this claim for $14,000.

     DURING THE YEAR ENDED DECEMBER 31, 1997, A PLAINTIFF FILED SUIT AGAINST THE COMPANY FOR AN ALLEGED BREACH OF LEASE AND SERVICE AGREEMENT WITH REGARDS TO RESTAURANT LOCATIONS THAT HAVE BEEN CLOSED. PLAINTIFF HAS DEMANDED APPROXIMATELY $27,000 IN DAMAGES AND OTHER COSTS. MANAGEMENT DENIES RESPONSIBILITY IN THE SUIT, BUT MAY AGREE TO AN OUT OF COURT SETTLEMENT FOR A LESSER AMOUNT IN ORDER TO BRING AN EXPEDITIOUS END TO THE MATTER. NO ESTIMATE OF A POTENTIAL SETTLEMENT AMOUNT HAS BEEN INCLUDED IN THE ACCOMPANYING FINANCIAL STATEMENTS AS IT IS NOT REASONABLY ESTIMABLE.

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



     NOTE 10 - RELATED PARTY TRANSACTIONS

On February 17, 1995, the Company sold 133,333 shares of common stock to the Company's largest food distributor for $200,000, pursuant to a stock purchase agreement. The agreement binds the Company to purchase 90% of its food products from the distributor for five years, as well as to repurchase the common stock at the original price if one of two repurchasing events occur. As of December 31, 1996, the Company's obligation under this agreement has expired. The Company is unaware of and has not been notified that any repurchasing events have occurred.

At December 31, 1997, the Company held a note receivable from an officer/shareholder of the Company in the amount of $124,500. The note bears interest at 5% and is payable in two semiannual installments of $77,845, together with interest beginning on June 30, 1998.

At December 31, 1997, the Company held a note receivable from a shareholder of the Company in the amount of $15,000. The note bears interest at 9% and is payable in two semiannual installments of $8,018, together with interest beginning on June 30, 1998.

At December 31, 1997, the Company held a note receivable from a company, owned by a shareholder of the Company in the amount of $17,653. The note bears interest at 9% and is payable in twelve monthly installments of $1,543, together with interest beginning on February 1, 1998.

At December 31, 1997, the Company held a note receivable from a sister corporation in the amount of $7,390. The note bears interest at 10% and is payable in one installment of $7,390, together with interest on March 1, 1998.

The Company has a long-term operating lease agreement with a corporation that owns a significant amount of the Company's stock. Minimum rents receivable are $8,500 per month for five years and the lease covers office and retail space at the Company's headquarters occupied by the corporation.


     NOTE 11 - STOCK OPTIONS

On May 23, 1997, the Board of Directors of the Company adopted the Plan pursuant to which 200,000 shares of the Company's common stock were set aside for the purpose of granting of incentive stock options to directors and key employees of the Company. The purchase price of the stock purchased pursuant to the exercise of such an option is required to be not less than 100% of the fair market value of the stock on the date of the grant of the option, or 110% of such value in the case of a holder of 10% of the stock of the Company. The Plan was approved by shareholders on May 23, 1997. None of these stock options have been exercised.

On March 1, 1995, the Board of Directors of the Company adopted its 1995 Incentive Stock Option Plan pursuant to which 100,000 shares of the Company's common stock were set aside for the purpose of granting of incentive stock options to directors and key employees of the Company. The purchase price of the stock purchased pursuant to the exercise of such an option is required to be not less than 100% of the fair market value of the stock on the date of the grant of the option. This plan was approved by shareholders on October 19, 1995.

Under the Plan, an option for 50,000 shares has been granted to one shareholder for service as a member of the Board of Directors with a purchase price of $1.50 per share and expires March 1, 2000. Also,

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



     NOTE 11 - STOCK OPTIONS (CONTINUED)


under the Plan, two other Directors have been granted options for 25,000 shares each for service as members of the Board with a purchase price of $1.50 per share and expire on October 19, 2000. None of these stock options have been exercised.

Under a contract approved by the Board of Directors, a consulting company was granted options to purchase 300,000 shares of the Company's common stock with a purchase price of $2.50 per share and expiring on October 10, 2002. Also, under employment contracts approved by the Board of Directors, two officers of the Company were granted options to purchase 100,000 shares each of the Company's common stock with a purchase price of $3.00 per share expiring December 31, 2002. At December 31, 1997, none of these options had been exercised.

The Company applies APB Opinion 25 and related interpretations in accounting for the Plans. In 1995, the FASB issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plans. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. The Company recorded no stock-based compensation costs in 1997, 1996, or 1995. Had the fair values of options been recognized as compensation expense, costs would have increased by $228,270 ($172,270 after tax) in 1997 and $90,108 (no tax effect) in 1995. No options were granted in 1996. The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts.

A summary of the status of the Company's stock options as of December 31, 1995, 1996, and 1997 and the changes during the year ended on those dates is presented below.

                                      1995

                                                                    # SHARES OF        WEIGHTED
                                                                     UNDERLYING        AVERAGE
                                                                      OPTIONS      EXERCISE PRICES
                                                                    -----------    ---------------
Outstanding at beginning of the year .......................                0          $  N/A
Granted ....................................................          103,572            1.45
Exercised ..................................................                0             N/A
Forfeited ..................................................                0             N/A
Expired ....................................................                0             N/A
Outstanding at end of the year .............................          103,572            1.45
Exercisable at end of the year .............................          103,572            1.45
Weighted-average FV of options granted during the year .....              .87          $   --

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



     NOTE 11 - STOCK OPTIONS (CONTINUED)


                                      1996

                                                                         # SHARES OF        WEIGHTED
                                                                          UNDERLYING        AVERAGE
                                                                           OPTIONS      EXERCISE PRICES
                                                                         -----------    ---------------
Outstanding at beginning of the year ............................          103,572          $ 1.45
Granted .........................................................                0             N/A
Exercised .......................................................                0             N/A
Forfeited .......................................................                0             N/A
Expired .........................................................                0             N/A
Outstanding at end of the year ..................................          103,572            1.45
Exercisable at end of the year ..................................          103,572          $ 1.45


                                      1997

                                                                         # SHARES OF        WEIGHTED
                                                                          UNDERLYING        AVERAGE
                                                                           OPTIONS      EXERCISE PRICES
                                                                         -----------    ---------------
Outstanding at beginning of the year ............................          103,572          $1.45
Granted .........................................................          543,500           2.67
Exercised .......................................................                0            N/A
Forfeited .......................................................                0            N/A
Expired .........................................................                0            N/A
Outstanding at end of the year ..................................          647,072           2.47
Exercisable at end of the year ..................................          647,072           2.47
Weighted-average FV of options granted during the year ..........              .42          $  --


The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%, risk-free interest rate of 5.57% and 7.8%, expected lives of 1 1/4 years and 3 1/4 years, and volatility of 74.9% respectively for 1997 and 1995.

The following table summarizes information about stock options outstanding at December 31, 1997:

                                    OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                      ----------------------------------------------  ------------------------------
                          NUMBER       WEIGHTED AVG.                     NUMBER
    RANGE OF          OUTSTANDING AT     REMAINING     WEIGHTED AVG.  EXERCISABLE AT   WEIGHTED AVG.
EXERCISE PRICES          12/31/97       CONTR. LIFE   EXERCISE PRICE   12/31/97       EXERCISE PRICE
-----------------     --------------   ------------   --------------  --------------  --------------
  $ .10  - $ 1.50        103,572           2.49          $1.45          103,572          $1.45
  $ 1.50 - $ 3 00        543,500           4.86          $2.67          543,500          $2.67
  $ .10  - $ 3.00        647,072           4.48          $2.47          647,072          $2.47

                               FRESH'N LITE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



     NOTE 12 - RESTAURANT PREOPENING/REMODEL COSTS


A summary of Restaurant Preopening/Remodel Costs, by restaurant location, is as follows:

                                                                     ACCUMULATED
                                                    COSTS            AMORTIZATION
                                                  ---------          ------------
Balances, January 1, 1997 ..............          $ 685,778           $ 397,217
     Additions .........................                 --             187,387
     Transfers to building costs .......           (122,552)            (21,378)
     Dispositions ......................           (563,226)           (563,226)
Balances, December 31, 1997 ............          $      --           $      --
                                                  =========           =========

                               FRESH'N LITE, INC.
                                  BALANCE SHEET
                        FOR THE THREE MONTH PERIOD ENDING
                                 MARCH 31, 1998

                                   ASSETS                            MARCH 31, 1998
                                                                     --------------
                                                                      (unaudited)
     CURRENT ASSETS
Cash .......................................................          $   201,163
Inventory ..................................................               26,468
                                                                      -----------

     Total Current Assets ..................................              227,631

     PROPERTY AND EQUIPMENT (Pledged)
Buildings ..................................................            4,545,522
Land .......................................................              135,000
Capitalized Land Leases ....................................            2,175,000
Leasehold Improvements .....................................               30,113
Vehicles and Equipment .....................................            1,398,060
                                                                      -----------

     Total Property and Equipment - Net ....................            8,283,695

Accumulated Depreciation ...................................             (466,475)
                                                                      -----------

     Property and Equipment - Net of Depreciation ..........            7,817,220

     OTHER ASSETS
Assets Held for Sale, Net of Accumulated Depreciation ......              441,373
Franchise System ...........................................               51,333
Restaurant Preopening / Remodel Costs and Other Assets,
  Net of Accumulated Amortization ..........................               30,683
Notes Receivable - Related Parties .........................              146,005
                                                                      -----------


     TOTAL OTHER ASSETS ....................................              669,394

     TOTAL ASSETS ..........................................            8,714,256
                                                                      ===========

                               FRESH'N LITE, INC.
                                  BALANCE SHEET
                        FOR THE THREE MONTH PERIOD ENDING
                                 MARCH 31, 1998

                     LIABILITIES AND SHAREHOLDERS EQUITY                  MARCH 31, 1998
                                                                          --------------
     CURRENT LIABILITIES                                                   (unaudited)
Accrued Expenses ................................................          $   320,854
Accounts Payable ................................................               62,357
Current Portion of Capital Lease Obligations ....................               32,139
Current Portion of Notes Payable - Long Term ....................              215,020
                                                                           -----------


     TOTAL CURRENT LIABILITIES ..................................              630,370

     OTHER LIABILITIES
Capital Lease Obligations, Net of Current Portion ...............            2,313,173
Notes Payable - Long Term, Net of Current Portion ...............            1,484,590
Deferred Income Tax Liability ...................................              141,200
                                                                           -----------


     TOTAL LIABILITIES ..........................................            3,938,963

     SHAREHOLDERS EQUITY
Common Stock, $.01 Par Value; 50,000,000 Shares Authorized;
  6,356,852 Shares Issued and Outstanding .......................               63,568
Additional Paid In Capital ......................................            3,574,071
Retained Earnings - Prior .......................................              293,087
Retained Earnings - Current .....................................              215,436
                                                                           -----------


Less Treasury Stock, at Cost ....................................               (1,250)

     TOTAL SHAREHOLDERS EQUITY ..................................            4,144,912
                                                                           -----------


     TOTAL LIABILITIES AND SHAREHOLDERS EQUITY ..................            8,714,245
                                                                           ===========

                               FRESH'N LITE, INC.
                                INCOME STATEMENT
                       FOR THE THREE MONTH PERIODS ENDING
                        MARCH 31, 1997 AND MARCH 31, 1998

                                                 MARCH 31, 1997      MARCH 31, 1998
                                                 --------------      --------------
                                                                      (unaudited)
SALES ..................................          $ 712,352           $ 798,219
COST OF SALES ..........................           (204,967)           (205,156)
                                                  ---------           ---------

     GROSS PROFITS .....................            507,385             593,063

EXPENSES
Salaries and Contract Labor ............            208,836             228,022
Payroll and other Taxes ................             32,024              39,882
Professional Fees ......................             53,892               8,428
Advertising and Promotional ............             18,568              15,258
Rent ...................................             35,644              50,579
Insurance ..............................             13,804              17,121
Telephone ..............................              7,858               5,309
Travel .................................              3,750               3,231
Utilities ..............................             25,045              23,592
Depreciation ...........................             38,464              36,150
Amortization ...........................            192,294              14,850
Interest ...............................             19,744              33,846
Linen and Laundry ......................              5,284              11,575
Repairs and Maintenance ................             17,718              20,129
Supplies ...............................              6,518               9,307
Miscellaneous ..........................              2,500                   0
                                                  ---------           ---------


     TOTAL EXPENSES ....................            681,943             517,306
                                                  ---------           ---------


     OPERATING INCOME (LOSS) ...........           (174,558)             75,757

Profit / (Loss) on sale of Assets ......                 --             111,593
Rental Income ..........................                 --              28,086
Income Tax (Expense) Benefit:
     Current ...........................                 --                  --
     Deferred ..........................                 --                  --
                                                  =========           =========


     NET INCOME ........................           (174,558)            215,436

                               FRESH'N LITE, INC.
                             STATEMENT OF CASH FLOW
                       FOR THE THREE MONTH PERIODS ENDING
                        MARCH 31, 1997 AND MARCH 31, 1998

                                                                 MARCH 31, 1997       MARCH 31, 1998
                                                                 --------------       --------------
                                                                                        (unaudited)
Cash Flows from Operating Activities:
Net Income (Loss) .....................................           $(174,558)           $ 215,436

Adjustments to Reconcile Net Income to
  Net Cash provided by Operating Activities:
     Depreciation .....................................              38,464               36,150
     Amortization .....................................             192,294               14,850

     Net Change in Assets and Liabilities:
     Decrease / (Increase) in Inventory ...............             (27,768)                 103
     (Decrease) / Increase in Accounts Payable ........             (18,070)             (57,660)
     (Decrease) / Increase in Accrued Expenses ........             (40,018)             (19,781)
                                                                  ---------            ---------


     Total Adjustments ................................             144,902              (26,338)
                                                                  ---------            ---------

     Net Cash Provided by Operating Activities ........             (29,656)             189,098

Cash Flows from Investing Activities:
     Capital Expenditures .............................            (239,804)            (919,139)
     Expenditures for Preopening/Remodel Costs
       and Other Assets ...............................             (24,020)                   0
     (Increase) / Decrease in Notes Receivable ........             (19,221)              18,538
     Increase in Deferred Franchise System Costs ......             (39,969)                   0
     Net Proceeds from Sale of Assets .................                   0              461,580
                                                                  ---------            ---------


         Net Cash Used in Investing Activities ........            (323,014)            (439,021)

Cash Flows from Financing Activities:
     Sale of Common Stock .............................             698,000              297,555
     Borrowing on Notes Payable .......................             385,000              633,158
     Principal Payments on Notes Payable ..............            (556,727)            (500,000)
                                                                  ---------            ---------


         Net Cash Provided By Financing Activities ....             526,273              430,713

     NET INCREASE / (DECREASE) IN CASH ................             173,603              180,790

CASH AT BEGINNING OF YEAR .............................              19,640               20,373
                                                                  ---------            ---------


CASH AT END OF PERIOD .................................             193,243              201,163

                               FRESH'N LITE, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                        FOR THE THREE MONTH PERIOD ENDING
                                 MARCH 31, 1998


         NOTE 1 - BASIS OF PRESENTATION

The condensed consolidated financial statements of Fresh'n Lite, Inc as of March 31, 1997 and March 31, 1998 have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. The Company owns and operates 4 restaurants under the names of "Fresh'n Lite Cafe & Grill" and "Street Talk Cafe".

The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. However, these operating results are not necessarily indicative of the results expected for the full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principals have been omitted pursuant to such rules and regulations. The notes to the condensed consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements contained in the May 1, 1997 Form 10-KSB. Company management believes that the disclosures are sufficient for interim financial reporting purposes.


         NOTE 2 - SALE OF RESTAURANT FACILITY

On March 17, 1998 the Company sold its facility in Nacogdoches, Texas. The Company realized a gain of $111,593 on the sale of this facility which was previously classified as "assets held for sale."


         NOTE 3 - SUBSEQUENT EVENT

On April 3, 1998 the Board of Directors approved a plan to repurchase up to 100,000 shares of the Company's Common Stock. Repurchases will be made from time to time in open market transactions. All repurchases will be made in accordance with applicable securities regulations, and the timing of the repurchases will be dependent upon market conditions, share price, and other factors. The repurchased Common Stock may be used by the Company to meet the needs of its various stock option plans, or for other corporate purposes.

On April 8, 1997 the Board of Directors approved an increase in the previously approved stock repurchase plan from 100,000 to 150,000 shares.

================================================================================

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY OR COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             -----------------------

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----
Available Information ..............................................           2

Incorporation of Certain Documents by
  Reference ........................................................           2

Forward-looking Statements .........................................           3

Risk Factors .......................................................           4

The Company ........................................................          10

Business Strategy ..................................................          11

Management's Discussion and Analysis of
  Operations .......................................................          12

Description of Property ............................................          14

Security Ownership of Certain Beneficial
  Owners and Management ............................................          15

Management .........................................................          16

Executive Compensation .............................................          17

Certain Relationships and Related
  Transactions .....................................................          19

Use of Proceeds ....................................................          19

Selling Shareholders ...............................................          20

Description of Securities ..........................................          22

Plan of Distribution ...............................................          24

Disclosure of Commission Position on
  Indemnification for Securities Act Liabilities ...................          25

Legal Matters ......................................................          25

Experts ............................................................          25

Fresh'n Lite, Inc. Financial Statements ............................          F-1

================================================================================

================================================================================





                                2,095,744 SHARES





                                     [Logo]





                               FRESH'N LITE, INC.





                        1,595,744 SHARES OF COMMON STOCK
                            UNDERLYING 6% CONVERTIBLE
                          SERIES A AND B DEBENTURES AND
                         500,000 SHARES OF COMMON STOCK
                             UNDERLYING COMMON STOCK
                                PURCHASE WARRANTS





                             ----------------------

                                   PROSPECTUS

                             ----------------------





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority under Articles 2.02(A)(16) and 2.02-1 of the TBCA to indemnify its officers and directors to the extent provided for in such statute. Article IV of the Company's Bylaws provides indemnification of the Company's officers and directors to the extent provided for in the TBCA and allows the Board of Directors to advance legal expenses to the Company's officers and directors to the extent permitted under the law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing, the Company has been informed that in the opinion of Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee .........................           2,423
Printing Expenses ...........................................................           3,000
Accounting Fees and Expenses ................................................           2,500
Legal Fees and Expenses .....................................................          10,000
Blue Sky Fees and Expenses ..................................................             500

                                                                                          327
Miscellaneous Expenses ......................................................              --
                                                              Total .........          18,750
                                                                                       ======

         All of the above expenses except the Commission registration fee are estimated. All of such expenses will be borne by the Company.

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

SALES OF UNITS

         During 1997, the Company sold 198,450 units for an aggregate offering price of $10.00 per unit. Each unit consisted of four shares of Common Stock and two warrants to purchase shares of Common Stock. Each warrant entitles the holder to purchase one share of Common Stock per warrant, for $3.00 per share, on or before June 25, 2001. The total amount raised through the sale of such units was $1,984,500, of which $56,600 was paid in underwriting commissions.

         In connection with the sale of the units, the Company had entered into an underwriting agreement with Dillon-Gage Securities, Inc. ("Dillon-Gage"). After 56,600 units were sold, the underwriting agreement was terminated and Dillon-Gage refunded $10,000 of expenses previously advanced. Dillon-Gage retained a 10% commission of $56,600. The Company then completed the sale of units.

         The Company is registered as an issuer broker dealer with the Texas Securities Board. The offering of the units was made only to residents of the State of Texas. The Company relied on the Section 3(a)(11) intrastate offering exemption of the Securities Act for the sale of these securities. The sale of units concluded on December 12, 1997.

SALE OF 6% CONVERTIBLE DEBENTURES

         On May 29,1998, the Company issued $1,500,000 of the A Debentures to the Investors. The private placement yielded $1,335,000 in net proceeds to the Company (after deduction for the payment of the placement agent's fees and fees of counsel for the Investors). In connection with the private placement, the Company also issued to the Investors, Warrants to purchase up to an aggregate of 75,000 shares of the Company's Common Stock. The Company issued to the Placement Selling Shareholder a Warrant to purchase up to 50,000 shares of the Company's Common Stock. The exercise price for the Warrants is $4.43, which is equal to 110% of the average closing bid prices of the Company's Common Stock for the five trading days immediately preceding May 29, 1998.

         The A Debentures can be converted into shares of the Company's Common Stock. The number of shares of Common Stock to be issued upon any such conversion will be determined based upon the lesser of (a) $4.00 per share (the closing bid price of the Common Stock on May 28, 1998), or (b) the average closing bid prices of the Company's Common Stock for the five trading day period ending on the trading day immediately preceding the date on which such A Debenture is converted, multiplied by a discount ranging from 25% to 17.5%. The Company granted to the Investors and the Placement Selling Shareholder certain registration rights with respect to the shares of Common Stock underlying the A Debentures and the Warrants.

         On June 30, 1998, the Company issued $1,500,000 of the B Debentures to two of the Investors. The private placement yielded $1,335,000 in net proceeds to the Company (after deduction for the payment of the placement agent's fees and fees of counsel for two of the Investors). In connection with the private placement, the Company also issued to two of the Investors, Warrants to purchase up to an aggregate of 75,000 shares of the Company's Common Stock. The Company issued to the placement agent a Warrant to purchase up to 50,000 shares of the Company's Common Stock. The exercise price for the Warrants is $4.43, which is equal to 110% of the average closing bid prices of the Company's Common Stock for the five trading days immediately preceding May 29, 1998.

         The B Debentures can be converted into shares of the Company's Common Stock. The number of shares of Common Stock to be issued upon any such conversion will be determined based upon the lesser of (a) $4.00 per share (the closing bid price of the Common Stock on May 28, 1998), or (b) the average closing bid prices of the Company's Common Stock for the five trading day period ending on the trading day immediately preceding the date on which such B Debenture is converted, multiplied by a discount ranging from 25% to 17.5%. The Company granted to two of the Investors and the Placement Selling Shareholder certain registration rights with respect to the shares of Common Stock underlying the B Debentures and the Warrants.

         The Debentures were sold in an exempt private placement pursuant to
Section 4(2) of the Securities Act.


ITEM 27.     EXHIBITS


     EXHIBIT NO.  DESCRIPTION OF EXHIBIT
     -----------  ----------------------
         3.1 Articles of Incorporation filed as exhibit 2.1 to the Company's Form 10-SB/A (File No. 001-13559) filed with the Securities and Exchange Commission on November 10, 1997

         3.2 Amendment to Articles of Incorporation filed as exhibit 2.2 to the Company's Form 10-SB/A (File No. 001-13559) filed with the Securities and Exchange Commission on November 10, 1997

         3.3 By-Laws filed as exhibit 2.3 to the Company's Form 10-SB/A (File No. 001-13559) filed with the Securities and Exchange Commission on November 10, 1997

         4.1 Form of Warrant Agreement filed as an exhibit to the Company's Form 10-KSB dated February 28, 1997 and incorporated by reference

         4.2*     Form of Convertible A Debenture due May 29, 2000

     EXHIBIT NO.  DESCRIPTION OF EXHIBIT
     -----------  ----------------------
         4.3*     Form of Convertible B Debenture due June 30, 2000

         4.4* 6% Convertible Debenture Subscription Agreement dated as of May 29, 1998 between Fresh'n Lite, Inc. on the one hand and Dominion Capital Fund, Ltd., Canadian Advantage Limited Partnership and Sovereign Partners Limited Partnership on the other

         4.5* Modification Agreement dated as of June 30, 1998 between Fresh'n Lite, Inc. on the one hand and Dominion Capital Fund, Ltd., Canadian Advantage Limited Partnership and Sovereign Partners Limited Partnership on the other

         4.6* Registration Rights Agreement dated as of May 29, 1998 by and between Fresh'n Lite, Inc. on the one hand and Dominion Capital Fund, Ltd., Canadian Advantage Limited Partnership and Sovereign Limited Partnership on the other

         5.1 Opinion of Haynes and Boone, LLP (including the consent of such firm) regarding the legality of securities being offered to be filed by amendment

         10.1 Primary Distribution Agreement dated as of February 17, 1995, by and between Consolidated Companies, Inc. on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.1 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.2 Lease with Option to Purchase dated as of January 6, 1992 by and between Gibson Properties, Inc. on the one hand and Bosko's, Inc. on the other filed as exhibit 6.2 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.3 Restaurant Lease dated as of September 15, 1997 by and between USRP (Midon), LLC on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.3 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.4 Ground Lease dated as of February 21, 1995 by and between Peter D. Fonberg Investments on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.4 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.5 Ground Lease dated as of July 15, 1996 by and between MacArthur Partners, Ltd. on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.5 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.6 Ground Lease Agreement dated as of April 11, 1997 by and between Robert M. Farrell Development, Ltd. on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.6 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.7 Lease Agreement dated as of November 7, 1990 by and between Harold Wilder on the one hand and Bosko's, Inc. on the other filed as exhibit 6.7 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.8 1997 Stock Option Plan filed as exhibit 6.8 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.9 Franchise Agreement dated as of October 1, 1995 by and between Fresh'n Lite, Inc. on the one hand and F'NL Investments, LLC on the other filed as exhibit 6.9 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.10 Lease with Option to Purchase dated as of October 15, 1993 by and between Connor Patman and Steve and Ann M. Raffaelli on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.10 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         10.11 Sublease Agreement dated as of May 25, 1998 by and between Jason Sukiennik, Jennifer Sukiennik and Pete Sukiennik on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit
                  6.11 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

         13.1 Annual Report and Quarterly Report (To be filed by amendment)

         23.1 Consent of Haynes and Boone, LLP (included as part of its opinion filed as Exhibit 5.1)

         23.2* Consent of T.G. Prothro and Company, PLLC, independent auditors

         24.1*    Power of Attorney of officers and directors of the Company

         24.2* Certified resolution of the Board of Directors regarding Power of Attorney

         27.1*    Financial Data Schedule

         27.2*    Financial Data Schedule

----------------------------
*        Filed herewith.

ITEM 28.    UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned in the City of Longview, State of Texas, on June 29, 1998.

                                             FRESH'N LITE, INC.


                                             By:  /s/ STANLEY L. SWANSON
                                                  ------------------------------
                                                  Stanley L. Swanson,
                                                  Chief Executive Officer



         In accordance with the requirements of the Securities Act, this registration was signed by the following persons in the capacities indicated on June 29, 1998

Signatures                            Title
----------                            -----
/s/ STANLEY L. SWANSON                 Chief Executive Officer, Chairman of the Board
---------------------------------      and President
Stanley L. Swanson


/s/ CURTIS A SWANSON                   Director, Chief Financial Officer and Treasurer
---------------------------------
Curtis A. Swanson


/s/ JEAN HEDGES                        Controller
---------------------------------
Jean Hedges


/s/ EDWARD DMYTRYK*                    Director
---------------------------------
Edward Dmytryk


/s/ ROBERT LILLY*                      Director
---------------------------------
Robert Lilly


/s/ HENRY LEONARD*                     Director
---------------------------------
Henry Leonard



*By: /s/   STANLEY L.  SWANSON
     --------------------------
     Stanley L.  Swanson, Attorney-in-Fact

                                  EXHIBIT INDEX

  EXHIBIT NO.       DESCRIPTION OF EXHIBIT
  ----------- ------------------------------------------------------------------------------
     3.1      Articles of Incorporation filed as exhibit 2.1 to the Company's Form
              10-SB/A (File No. 001-13559) filed with the Securities and Exchange
              Commission on November 10, 1997

     3.2      Amendment to Articles of Incorporation filed as exhibit 2.2 to the
              Company's Form 10-SB/A (File No. 001-13559) filed with the Securities and Exchange Commission on November 10, 1997

     3.3      By-Laws filed as exhibit 2.3 to the Company's Form 10-SB/A (File No.
              001-13559) filed with the Securities and Exchange Commission on November 10, 1997

     4.1      Form of Warrant Agreement filed as an exhibit to the Company's Form
              10-KSB dated February 28, 1997 and incorporated by reference

     4.2*     Form of Convertible A Debenture due May 29, 2000

     4.3*     Form of Convertible B Debenture due June 30, 2000

     4.4*     6% Convertible Debenture Subscription Agreement dated as of May 29,
              1998 between Fresh'n Lite, Inc. on the one hand and Dominion Capital
              Fund, Ltd., Canadian Advantage Limited Partnership and Sovereign
              Partners Limited Partnership on the other

     4.5*     Modification Agreement dated as of June 30, 1998 between Fresh'n Lite,
              Inc. on the one hand and Dominion Capital Fund, Ltd., Canadian
              Advantage Limited Partnership and Sovereign Partners Limited
              Partnership on the other

     4.6*     Registration Rights Agreement dated as of May 29, 1998 by and between
              Fresh'n Lite, Inc. on the one hand and Dominion Capital Fund, Ltd.,
              Canadian Advantage Limited Partnership and Sovereign Limited
              Partnership on the other

     5.1      Opinion of Haynes and Boone, LLP (including the consent of such firm)
              regarding the legality of securities being offered to be filed by amendment

     10.1     Primary Distribution Agreement dated as of February 17, 1995, by and between Consolidated Companies, Inc. on the one hand and Fresh'n Lite,
              Inc. on the other filed as exhibit 6.1 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.2 Lease with Option to Purchase dated as of January 6, 1992 by and between Gibson Properties, Inc. on the one hand and Bosko's, Inc. on the other filed as exhibit 6.2 to the Company's Form 10-SB/A2 dated
              June 24, 1998 and incorporated by reference

     10.3     Restaurant Lease dated as of September 15, 1997 by and between USRP
              (Midon), LLC on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.3 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.4     Ground Lease dated as of February 21, 1995 by and between Peter D.
              Fonberg Investments on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.4 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.5     Ground Lease dated as of July 15, 1996 by and between MacArthur
              Partners, Ltd. on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.5 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.6     Ground Lease Agreement dated as of April 11, 1997 by and between Robert
              M. Farrell Development, Ltd. on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.6 to the Company's Form 10-SB/A2 dated
              June 24, 1998 and incorporated by reference

     10.7     Lease Agreement dated as of November 7, 1990 by and between Harold
              Wilder on the one hand and Bosko's, Inc. on the other filed as exhibit
              6.7 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.8     1997 Stock Option Plan filed as exhibit 6.8 to the Company's Form
              10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.9     Franchise Agreement dated as of October 1, 1995 by and between Fresh'n
              Lite, Inc. on the one hand and F'NL Investments, LLC on the other filed as exhibit 6.9 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.10 Lease with Option to Purchase dated as of October 15, 1993 by and between Connor Patman and Steve and Ann M. Raffaelli on the one hand and Fresh'n Lite, Inc. on the other filed as exhibit 6.10 to the Company's Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     10.11    Sublease Agreement dated as of May 25, 1998 by and between Jason
              Sukiennik, Jennifer Sukiennik and Pete Sukiennik on the one hand and
              Fresh'n Lite, Inc. on the other filed as exhibit 6.11 to the Company's
              Form 10-SB/A2 dated June 24, 1998 and incorporated by reference

     13.1     Annual Report and Quarterly Report (To be filed by Amendment.)

  EXHIBIT NO.       DESCRIPTION OF EXHIBIT
  ----------- ------------------------------------------------------------------------------
     23.1     Consent of Haynes and Boone, LLP (included as part of its opinion filed as Exhibit 5.1)

     23.2*    Consent of T.G. Prothro and Company, PLLC, independent auditors

     24.1*    Power of Attorney of officers and directors of the Company

     24.2* Certified resolution of the Board of Directors regarding Power of Attorney

     27.1*    Financial Data Schedule

     27.2*    Financial Data Schedule

---------------------------
*        Filed herewith.